UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
QLT Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 15, 2011
To the Shareholders of QLT Inc.
I am pleased to invite you to attend the Annual Meeting of shareholders of QLT Inc. to be held on Thursday, May 26, 2011 at 10:00 a.m. (Pacific Time) at QLT’s offices at 887 Great Northern Way, Vancouver, British Columbia. A reception will follow the Annual Meeting to allow you to meet the Directors and Management of QLT.
The attached Notice of Annual Meeting and Proxy Statement provide details of the business to be conducted at the Annual Meeting. The Notice of Annual Meeting and Proxy Statement, the Instrument of Proxy, and the Annual Report on Form 10-K are first being mailed to shareholders on or about April 25, 2011. A copy of QLT’s Annual Report on Form 10-K is enclosed.
Your vote on the enclosed Instrument of Proxy is very important to us. Whether or not you plan to attend our Annual Meeting, please communicate your vote in accordance with the instructions in the Proxy Statement and the enclosed Instrument of Proxy.
Thank you for your continued support of QLT and I look forward to seeing you at the Annual Meeting on May 26, 2011.
Sincerely,
QLT Inc.
ROBERT L. BUTCHOFSKY
President and Chief Executive Officer

QLT Inc.
887 Great Northern Way, Suite 101
Vancouver, British Columbia V5T 4T5
Notice of Annual Meeting of Shareholders
to be held May 26, 2011
NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of shareholders of QLT Inc. (“QLT”) will be held at QLT’s head office at 887 Great Northern Way, Vancouver, British Columbia, on Thursday, May 26, 2011 at 10:00 a.m. (Pacific Time) for the following purposes, each of which is described in more detail in the accompanying Proxy Statement (the “Proxy Statement”):
1.	To receive the Annual Report on Form 10-K, including the report of the Directors of QLT (the “Directors”), and the Audited Consolidated Financial Statements of QLT for the year ended December 31, 2010, together with the Report of the Independent Registered Chartered Accountants on those Financial Statements;

2.	To elect eight Directors to serve for the ensuing year;

3.	To approve the appointment of Deloitte & Touche LLP as independent auditors of QLT for the ensuing year and to authorize the Directors to fix the remuneration to be paid to the auditors;

4.	To conduct an advisory vote on the compensation of our named executive officers;

5.	To conduct an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers; and

6.	To transact such other business as may properly come before the Annual Meeting, or at any adjournments or postponements thereof.
You are entitled to receive notice of and attend the Annual Meeting, and may vote at the Annual Meeting, if you were a shareholder of QLT at the close of business on April 7, 2011, which we refer to as the “record date.” If you are unable to attend the Annual Meeting in person, you may vote by proxy on the matters to be considered at the Annual Meeting. Please read the notes accompanying the Instrument of Proxy enclosed with these materials and then follow the instructions for voting by proxy contained in this Proxy Statement. If on April 7, 2011, your shares in QLT were held of record in your brokerage firm, securities dealer, trust company, bank or another similar organization, you may vote at the Annual Meeting if you obtain a proxy card from that organization issued in your name and carefully follow any instructions that are provided to you in connection with that proxy card.
In order for it to be voted at the Annual Meeting, a proxy must be received (whether delivered by mail, facsimile, telephone or Internet) by no later than 10:00 a.m. (Pacific Time)/1:00 p.m. (Eastern Time) on Tuesday, May 24, 2011 by our registrar and transfer agent, Computershare Investor Services Inc., Attn: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, facsimile number: from within North America at (866) 249-7775 or from outside North America at (416) 263-9524; telephone number: 1-866-732-VOTE (8683), website: www.investorvote.com. The Chairman of the Annual Meeting may determine, in his sole discretion, to accept or reject an Instrument of Proxy that is delivered in person to the Chairman at the Annual Meeting as to any matter in respect of which a vote has not already been cast.

The enclosed Instrument of Proxy is solicited by our Board of Directors and management, but you may amend it if you wish by striking out the names listed in the Instrument of Proxy and inserting in the space provided the name of the person you wish to represent you at the Annual Meeting.
DATED at Vancouver, British Columbia, this 15th day of April, 2011.
BY ORDER OF THE BOARD OF DIRECTORS
Robert L. Butchofsky
President and Chief Executive Officer

Whether or not you plan to attend the Annual Meeting, please communicate your vote in accordance with the instructions in the Proxy Statement and the enclosed Instrument of Proxy as soon as possible. If you are able to attend the Annual Meeting and wish to vote your shares in person, you may do so at any time before the proxy is exercised.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 26, 2011:
This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2010 are available at www.qltinc.com by clicking on “2011 Proxy Materials and Annual Report” or directly at: http://phx.corporate-ir.net/phoenix.zhtml?c=67181&p=irol-proxy.

QLT INC.
887 Great Northern Way, Suite 101
Vancouver, British Columbia V5T 4T5
PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 26, 2011
We have sent this Notice of Annual Meeting and Proxy Statement, together with the enclosed Instrument of Proxy, because our Board of Directors and management are soliciting your proxy to vote at our Annual Meeting of shareholders to be held on Thursday, May 26, 2011. This Proxy Statement contains information about the matters being voted on at the Annual Meeting and important information about QLT. Unless otherwise stated, information in this Proxy Statement is given as of April 14, 2011. As many of our shareholders are expected to be unable to attend the Annual Meeting in person, proxies are solicited by mail to give each shareholder an opportunity to vote on all matters that will properly come before the Annual Meeting. QLT intends to mail this Proxy Statement and accompanying Instrument of Proxy on or about April 25, 2011 to all shareholders of record as at the close of business on April 7, 2011, which we refer to as the “record date.”
We use a number of abbreviations in this Proxy Statement. We refer to the company as “the Company,” “we,” “us” or “our” and to our board of directors as the “Board” or the “Board of Directors.” The term “proxy solicitation materials” includes this Proxy Statement and the enclosed Instrument of Proxy. References to “fiscal 2010” and “fiscal 2011” mean our 2010 fiscal year which began on January 1, 2010 and ended on December 31, 2010 and our 2011 fiscal year which began on January 1, 2011 and will end on December 31, 2011, respectively. Our Annual Meeting of Shareholders to be held on Thursday, May 26, 2011 is referred to as the “Annual Meeting” or the “Meeting.” References in this Proxy Statement to the Annual Meeting include any adjournment or postponement of the Meeting.
QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT
AND OUR ANNUAL MEETING
Why did I receive this Proxy Statement?
You are receiving these proxy materials from us because you owned common shares of QLT at the close of business on the record date. When you vote using the Instrument of Proxy, you appoint Messrs. Robert L. Butchofsky and C. Boyd Clarke as your representatives at the Annual Meeting. Messrs. Butchofsky and Clarke will vote your shares at the Annual Meeting as you have instructed them on the Instrument of Proxy. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Meeting, it is a good idea to vote by proxy in advance of the Annual Meeting just in case your plans change.
Can I access the proxy materials on the Internet?
Yes. This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2010 are available on our website at www.qltinc.com by clicking “2011 Proxy Materials and Annual Report” or directly at: http://phx.corporate-ir.net/phoenix.zhtml?c=67181&p=irol-proxy.

What is the date, time, and place of the Annual Meeting?
The Annual Meeting will be held at our head office at 887 Great Northern Way, Vancouver, British Columbia, on Thursday, May 26, 2011 at 10:00 a.m. (Pacific Time). Directions to our head office location are available at www.qltinc.com.
Who is entitled to vote at the Annual Meeting?
Only shareholders of record at the close of business on the record date may vote at the Annual Meeting. On a show of hands every shareholder present in person has one vote, and on a poll every shareholder present in person or by proxy has one vote for each QLT common share registered in the shareholder’s name. There are no other classes of voting securities other than the common shares. Cumulative voting is not permitted.
What am I voting on at the Annual Meeting?
At the Annual Meeting, shareholders will be asked to vote on the following items of business:
1.	the election of eight Directors for the ensuing year;

2.	the appointment of Deloitte & Touche LLP as independent auditors of QLT for the ensuing year and to authorize the Directors to fix the remuneration to be paid to the auditors;

3.	an advisory vote on the compensation of our named executive officers; and

4.	an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers.
QLT does not know of any business or proposals to be considered at the Annual Meeting other than those set out in this Proxy Statement. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at their discretion. The proxy holders intend to vote the shares they represent as directed by our Board.
How does the Board recommend that I vote?
Our Board believes the election of our eight nominees to the Board and the appointment of Deloitte & Touche LLP as our independent auditors are in the best interests of QLT and our shareholders and, accordingly, recommends that each shareholder vote his or her shares “FOR” each of the director nominees and “FOR” the approval of Deloitte & Touche LLP as our independent auditors for fiscal 2011. Our Board also recommends that each shareholder vote his or her shares “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission (the “SEC”), and in favour of a frequency of every “THREE YEARS” to hold the advisory vote on the compensation of our named executive officers.
What vote is required to approve each proposal?
Broker Non-Votes and Abstentions. Common shares that are represented by “broker non-votes” (i.e. common shares held by a bank, broker or other holder of record holding shares for a beneficial owner that are represented at the Annual Meeting but with respect to which the bank, broker or other holder of record is not empowered to vote on a particular proposal) and common shares held by holders who abstain from voting (or voted “withhold”) on any matter will have no effect on the outcome of the matter but are included for quorum purposes. We encourage all shareholders that hold shares through a bank, broker or other holder of record to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting.
Election of Directors. For Proposal 1, the election of eight Directors, the nominees will be elected by a plurality of the votes cast at the Annual Meeting. This means that the eight nominees with the most votes for election will be elected. You may choose to vote, or withhold your vote, separately for each nominee.
Appointment of Auditors. For Proposal 2, the appointment of Deloitte & Touche LLP as auditors and authorization of the Board to fix the remuneration to be paid to the auditors, the affirmative vote of a simple majority of the common shares voted at the Annual Meeting will be required for approval.
Advisory Vote on the Compensation of Named Executive Officers. For Proposal 3, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, the affirmative vote of a simple majority of the common shares voted at the Annual Meeting will be required for approval, on an advisory basis. Because your vote is advisory, it will not be binding on the Board of Directors, the Executive Compensation Committee or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions about executive compensation.
Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Named Executive Officers. For Proposal 4, the frequency of an advisory vote on the compensation of our named executive officers, the affirmative vote of a simple majority of the common shares voted at the Annual Meeting will be required for approval, on an advisory basis. If none of the frequency alternatives (one year, two years or three years) receive a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by the shareholders. However, because your vote is advisory and not binding on the Board of Directors, the Executive Compensation Committee or the Company, the Board of Directors may decide that it is in our and our shareholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the alternative approved by our shareholders.
Who may attend the Annual Meeting?
All QLT shareholders are invited to attend the Annual Meeting, including shareholders whose shares are held by their brokerage firm or another similar organization.
What is the quorum for the Annual Meeting?
At least (i) two shareholders, (ii) two proxy holders representing two shareholders, or (iii) one shareholder and a proxy holder representing another shareholder entitled to vote at the Annual Meeting, present in person at the beginning of the Meeting and collectively holding or representing by proxy in the aggregate not less than 33 1/3% of the issued and outstanding QLT common shares as of the record date, will constitute a quorum for the Annual Meeting. There were 50,779,775 common shares of QLT issued and outstanding on the record date. To the knowledge of QLT’s executive officers and the Directors, the only persons or companies that beneficially own, control or direct, directly or indirectly, 10% or more of QLT’s common shares are NB Public Equity K/S which, as evidenced by public filings, own 7,727,613 common shares, representing approximately 15.2% of the issued and outstanding common shares and Axial Capital Management, LLC which, as evidenced by public filings, own 6,865,036 common shares, representing approximately 13.5% of the issued and outstanding common shares.

How do I vote?
Carefully read and consider the information contained or incorporated by reference in this Proxy Statement. You should also determine whether you hold your shares directly in your name as a registered shareholder or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. If you are a registered shareholder of QLT (that is, if your shares are registered in your name, as opposed to being held through a broker or other intermediary), you may vote in any of the following ways:
•	in person at the Annual Meeting;

•	by mail or facsimile — complete, sign and date the enclosed Instrument of Proxy and return it in the enclosed postage paid return envelope or by facsimile as soon as possible to our registrar and transfer agent, Computershare Investor Services Inc., Attn: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, facsimile number: from within North America at 1-866-249-7775 or from outside North America at 1-416-263-9524;

•	by telephone — call 1-866-732-VOTE (8683) toll free from your touch-tone phone and follow the instructions (you will need the control number located on the enclosed Instrument of Proxy). You do not need to return your proxy form if you vote by telephone; or

•	using the Internet — go to www.investorvote.com and follow the instructions on the screen (you will need the control number located on the enclosed Instrument of Proxy). You do not need to return your proxy form if you vote using the Internet.
All votes made by proxy must be received (whether delivered by mail, facsimile, telephone or Internet) no later than Tuesday, May 24, 2011 at 10:00 a.m. (Pacific Time)/1:00 p.m. (Eastern Time).
If your shares are not registered in your name but instead are held through your broker or another intermediary, then you will have received this material from your broker or the intermediary seeking your instructions as to how you wish your shares to be voted. In that case, follow the instructions given to you by your broker or the other intermediary. The Chairman may determine, in his sole discretion, to accept or reject an Instrument of Proxy that is delivered in person to the Chairman at the Annual Meeting as to any matter in respect of which a vote has not already been cast. You have the right to appoint another person to attend and act on your behalf at the Annual Meeting other than the persons named in the enclosed Instrument of Proxy. To exercise this right, you should strike out the names of the persons named in the Instrument of Proxy and insert the name of your nominee in the blank space provided. A person appointed as a proxy holder need not be a shareholder of QLT.
How will proxies be exercised?
The proxy holder will vote or withhold from voting according to instructions in the Instrument of Proxy on any ballot that may be called for and for which a choice has been specified. Unless otherwise indicated by you on the Instrument of Proxy, your shares will be voted “FOR” the election of the eight nominees for election to the Board as set out in this Proxy Statement, “FOR” the approval of the appointment of Deloitte & Touche LLP as our independent auditors until the close of the next annual meeting of shareholders, “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, and in favour of a frequency of every “THREE YEARS” to hold the advisory vote on the compensation of our named executive officers. If you properly return your Instrument of Proxy, but do not include instructions on how to vote, your shares will be voted as recommended by the Board.

The Instrument of Proxy also confers upon the proxy holder discretionary authority to vote all shares represented by the proxy with respect to amendments or variations to matters identified in the Notice of Meeting and any other matter that properly comes before the Annual Meeting. We know of no such amendment, variation or other matter that is to be presented for action at the Annual Meeting. However, if any other matters which are not now known to us should properly come before the Annual Meeting, the proxies will be voted, or not voted, by the proxy holder in his or her discretion.
What does it mean if I receive more than one set of proxy materials?
You may receive more than one set of proxy materials because you own QLT common shares that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. It is necessary for you to vote all of the Instruments of Proxy according to the instructions contained in this Proxy Statement and to follow the instructions for any alternative voting procedures you receive in order to vote all of the shares you own. Each Instrument of Proxy you receive will come with its own prepaid return envelope. If you vote by mail, please make sure you return each Instrument of Proxy in the return envelope that accompanies that Instrument of Proxy.
Can I change my vote after I have voted?
You may revoke your proxy at any time before it is exercised at the Annual Meeting. A proxy may be revoked by voting in person at the Annual Meeting, by an instrument in writing stating that the proxy is revoked and signed and delivered as follows, or in any other manner provided by law:
•	the instrument revoking the proxy must be signed by you or by the person to whom you have granted a power of attorney in writing. If the shareholder is a corporation, the instrument of revocation must be signed under that corporate shareholder’s corporate seal or by a duly authorized officer or attorney of the corporation; and

•	the instrument revoking the proxy must be (i) delivered to our registered office at 26th Floor, Toronto Dominion Bank Tower, 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3 on or before Wednesday, May 25, 2011 at 5:00 p.m. (Pacific Time) or the last business day preceding the date of any adjournment of the Annual Meeting at which the proxy is to be voted, or (ii) deposited with the Chairman on the date of the Annual Meeting or any adjournment of it before the taking of any vote in respect of which the proxy is to be used.
If your shares are held in the name of an intermediary such as a brokerage firm, securities dealer, trust company, bank or other nominee institution, you may change your vote by submitting new voting instructions to your intermediary, as applicable. You will need to contact your brokerage firm, securities dealer, trust company, bank or other nominee institution to learn how to make that change.
Who will tabulate the votes?
Our transfer agent, Computershare Investor Services Inc., will tabulate votes cast by proxy by an automated system. Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by us to act as scrutineer for the Annual Meeting.

Who pays the cost of the proxy solicitation?
We will pay the cost of soliciting these proxies, including the printing, handling and mailing of the proxy materials. Copies of these materials will be given to brokerage firms, securities dealers, trust companies, banks and other institutions that hold our shares that are beneficially owned by others. We will reimburse these brokerage firms, securities dealers, trust companies, banks and other institutions for their reasonable out of pocket expenses in forwarding proxy materials to beneficial owners of our shares. Proxies may be solicited by certain Directors, officers and employees of QLT personally or by telephone, mail, facsimile or e-mail. No additional compensation will be paid to Directors, officers or other QLT employees for soliciting proxies. In addition, we may engage external proxy solicitation services to solicit proxies from brokers, banks and other institutional holders and from beneficial owners and individual holders of record of common shares. In the event we engage such proxy solicitation services, we anticipate that the services would be provided at a standard fee and on other typical commercial terms.
How can shareholders submit proposals for QLT’s 2012 Annual Meeting?
If you want to propose a matter for consideration at the 2012 Annual Meeting, then notice of that proposal must be received at our registered office at 26th Floor, Toronto Dominion Bank Tower, 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3 before February 27, 2012. For a proposal to be valid, it must, according to the Business Corporations Act (British Columbia) (the “BCA”), be in writing, accompanied by the requisite declarations and signed by the submitter and qualified shareholders who at the time of signing are the registered or beneficial owners of shares that, in the aggregate, (i) constitute at least 1% of the issued shares of QLT that have the right to vote at general meetings, or (ii) have a fair market value in excess of $2,000. For the submitter or a qualified shareholder to be eligible to sign the proposal, that shareholder must have been the registered or beneficial owner of QLT shares that carry the right to vote at general meetings for an uninterrupted period of at least two years before the date the proposal is signed.
CORPORATE GOVERNANCE
Overview of Our Corporate Governance Principles
We believe that effective and transparent corporate governance is critical to our long-term success and our ability to create value for our shareholders. We frequently review our corporate governance policies, monitor emerging developments in corporate governance and update our policies and procedures when our Board determines that it would benefit the Company and our shareholders to do so.
We maintain a corporate governance page on our website that includes key information about our corporate governance, including our Code of Ethics and Code of Exemplary Conduct and the charters for the Audit and Risk, Corporate Governance and Nominating, Executive Compensation and Scientific Review Committees of our Board, all of which can be found at www.qltinc.com by clicking on “Corporate Governance” under “Investors.” The charter of the Audit and Risk Committee is also available on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. The documents noted above will also be provided without charge to any shareholder who requests them. Any changes to these documents, and any waivers granted by us with respect to our Code of Ethics, will be posted on our website.
We also monitor our corporate governance policies and practices to maintain compliance with the provisions of the Sarbanes-Oxley Act of 2002, rules of the SEC, National Instrument 58-101 - Disclosure of Corporate Governance Guidelines, National Policy 58-201 — Corporate Governance Guidelines, Multilateral Instrument 52-110 — Audit Committees, the Marketplace Rules of The NASDAQ Stock

Market (“NASDAQ”), and the policies of the Toronto Stock Exchange (the “TSX”) (collectively, the “Governance Guidelines”). Our policies and practices meet or exceed the Governance Guidelines.
Disclosure Practices
QLT has in place disclosure controls and procedures to ensure QLT meets its information disclosure obligations on a timely basis. These disclosure controls and procedures are evaluated on an ongoing basis, not less than quarterly, to ensure the controls and procedures allow QLT to accomplish this objective. To implement and review our disclosure controls and procedures, our President and Chief Executive Officer and our Chief Financial Officer have established a Disclosure Practices Committee. The role of this Disclosure Practices Committee is to identify and consider the information gathered for disclosure purposes and also to make recommendations to the President and Chief Executive Officer and the Chief Financial Officer with respect to the disclosures to be made by QLT.
The disclosure controls and procedures include procedures for ensuring prompt and effective communication of any material or reportable event to the appropriate executives, the President and Chief Executive Officer and the Chief Financial Officer, and also for designating those individuals within QLT responsible for preparing, reviewing and approving the content of any disclosure.
Corporate Code of Ethics and Code of Exemplary Conduct
QLT has adopted a Code of Ethics which is applicable to all Directors, officers and employees of QLT, as well as a Code of Exemplary Conduct which applies to the Chief Executive Officer, all other executive officers and all senior financial managers, internal legal counsel and human resources managers of QLT. As further described in the charter of the Audit and Risk Committee (available on our website at www.qltinc.com), the Audit and Risk Committee is responsible for monitoring compliance with the Code of Ethics and Code of Exemplary Conduct, and reviewing and, if determined appropriate, updating them annually.
Our Audit and Risk Committee and our management review and discuss with the Board from time to time the effectiveness of our Code of Ethics and our Code of Exemplary Conduct and any areas or systems that may be further improved. QLT has not been required to, and has not, filed a material change report that pertains to any conduct of any of our Directors or executive officers that constitutes a departure from these codes.
QLT complies with the provisions of the BCA that deal with conflict of interest situations. QLT, through Directors’ and officers’ questionnaires and other systems, also gathers and monitors relevant information in relation to potential conflicts of interest that a Director or officer may have.
The Code of Ethics and Code of Exemplary Conduct are available on QLT’s website at www.qltinc.com. QLT will also post on its website any amendments to those codes or waivers of compliance by Directors or executive officers. In fiscal 2010, there were no such amendments made or waivers granted.
Mandate of the Board and the Chairman of the Board
Our Board is responsible for the supervision of the management of the business and affairs of QLT, the stewardship of QLT and the enhancement of shareholder value. The Board has adopted a written Mandate, which is applicable to all Directors, and which has formalized its position on corporate governance. The Board has also developed a written position description for the Chairman of the Board, which is detailed in the Mandate of the Chairman of the Board and described below. The Mandate of the Board of Directors and the Mandate of the Chairman of the Board are incorporated herein by reference and are available on our website at www.qltinc.com and on SEDAR at www.sedar.com, or copies will be provided without charge to any shareholder who requests them. The Corporate Governance and Nominating Committee of the Board has the mandate to actively review and ensure that good corporate governance practices and the Mandate of the Board of Directors are followed. The Corporate Governance and Nominating Committee is also responsible for reviewing and, if determined appropriate, updating the Mandate of the Board of Directors.
Under its Mandate, our Board is responsible for developing a succession plan for the Chief Executive Officer, and for discussing with the Chief Executive Officer succession plans for other senior management personnel. The Chief Executive Officer is responsible for recommending and then implementing the corporate strategy approved by the Board and for managing QLT’s business with the objective of meeting the corporate goals. On an annual basis, the Board reviews, approves and documents in writing the annual corporate goals and objectives that the Chief Executive Officer is responsible for meeting each year, and the Board, together with the Executive Compensation Committee, assesses the Chief Executive Officer’s performance against those goals.
Our Directors are kept informed of QLT’s business through open discussions with the Chief Executive Officer and other key members of management. Our Board also reviews documents, such as detailed quarterly and periodic management reports and financial statements, by attending presentations made during Board meetings and through periodic reports to the full Board from each of QLT’s committees. Our Directors have access to all books, records and reports upon request, and members of management are available at all times to answer any questions.
Role of the Board in Risk Oversight
The Board is actively involved in overseeing risk management for QLT. In accordance with our Mandate of the Board of Directors, the Board, as a whole, oversees the development and application of policies regarding corporate governance, and is responsible for adopting the corporate strategies and plans for QLT’s business, identifying the principal risks of QLT’s business and ensuring the implementation of the appropriate systems to manage these risks, overseeing the integrity of QLT’s internal controls and management information systems and maintaining a continuing dialogue with senior management in order to ensure QLT’s ability to respond to changes, both internal and external, which may affect its business operations from time to time. This oversight is also conducted through committees of the Board. The Board receives full reports from each committee Chair regarding the committee’s consideration and actions. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks. These areas of focus include financial and reporting, compliance, compensation and operations, as summarized below.
The Audit and Risk Committee reviews and discusses with management significant financial risks in conjunction with enterprise risk exposures, QLT’s policies with respect to risk assessment and risk management and the actions management has taken to limit, monitor or control financial and enterprise risk exposure.
The Corporate Governance and Nominating Committee oversees risk management as it relates to, among other things, the development and assessment of our corporate governance framework, board and Chairman succession, including board and committee nominations, membership and standards, and potential conflicts of interest.
The Executive Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees. This includes a review of our material compensation policies and practices under which, in early 2011, the Executive Compensation Committee concluded that these policies and practices are not reasonably likely to have a material adverse effect on the Company.
The Scientific Review Committee reviews management’s direction and investment in QLT’s research, development and technology initiatives to ensure that the scientific strategy and its implementation is consistent with and supports the strategic and business objectives of QLT. The Scientific Review Committee works with management to identify operational risks with respect to current and future research and development programs and products and technology in which QLT is investing its research and development efforts.
Board Leadership Structure
We operate under a corporate governance structure where the Chairman of the Board and the Chief Executive Officer are separate positions held by different individuals. Due to the demands of each position, we believe separating these roles enhances the ability of each to discharge his duties and fosters more accountability. The members of the Board annually elect a Chairman of the Board who will satisfy the independence standards established by the Board and applicable laws. Our Chairman’s extensive knowledge and experience regarding QLT, combined with a perspective that comes from a separation from day-to-day affairs, makes him well-suited to assist the Board in approving strategic direction of QLT, to evaluate management’s strategic plans and initiatives, and to provide leadership to the Board in its various responsibilities. The services that our Chairman provides, include, among others: (i) providing leadership to the Board, (ii) providing advice and counsel to management, including, in particular, the Chief Executive Officer, (iii) communicating with the Board and apprising the Board on major developments with respect to QLT, (iv) presiding at meetings of our shareholders and directors, (v) providing input to our Corporate Governance and Nominating Committee with respect to Board and committee candidates, (vi) leading QLT’s director development program in consultation with our Corporate Governance and Nominating Committee, (vii) assessing whether the Board and its committees have appropriate administrative support, access to senior management and access to outside advisors for the purposes of the Board fulfilling its mandate and (viii) overseeing and coordinating activities of the Board. We believe that having the Board operate under the leadership and direction of a Board member who is independent from management provides the Board with the most appropriate mechanism to fulfill its oversight responsibilities.
Board Attendance at Annual Meeting
It is a policy of the Board to encourage Directors to attend regular Board meetings, Board committee meetings on which they serve and each annual general meeting of the shareholders. In 2010, with the exception of Mr. Crossgrove, all members of the Board attended QLT’s annual general meeting. It is anticipated that all director nominees will attend our 2011 Annual Meeting.
Decisions Requiring Prior Approval of the Board
In addition to matters that must, by law or by the Articles of QLT, be approved by the Board, management is required to seek approval from the Board for major transactions, for any single expense which exceeds certain specified dollar values, and for certain transactions with related persons. Additional information relating to transactions with related persons is set forth below under the heading “Review, Approval or Ratification of Transactions with Related Persons.”

Orientation and Continuing Education Programs
It is the intention of the Board that as and when a new Board nominee is appointed, the Board will ensure that a full program of orientation and education is provided for the nominee, including (but not limited to) provision of a complete corporate history, copies of past minutes of meetings of the Board and the Mandate of the Board, and information regarding our business and operations. The Corporate Governance and Nominating Committee is responsible for reviewing the current orientation and education program and recommending and initiating improvements to this program as warranted. As part of the ongoing commitment of the Board to effective governance and director continuing education, our Directors are encouraged to periodically attend accredited courses on current trends in corporate governance and other relevant areas. As well, from time to time the Directors tour the facilities of QLT.
Outside Advice
In certain circumstances it may be appropriate for an individual Director to engage an outside professional advisor at the expense of QLT. The engagement of the outside professional advisor would be subject to approval of the Chairman of the Board. Each of the Audit and Risk Committee, the Executive Compensation Committee and the Corporate Governance and Nominating Committee also has the authority to engage external advisors as set forth in each of their respective charters. The Scientific Review Committee is also authorized to engage independent consultants with the approval of the Chairman of the Board.
Director and Officer Liability Insurance
We maintain Directors’ and officers’ liability insurance coverage through a policy covering QLT and its subsidiaries. This insurance provides coverage for indemnity payments made by QLT to our Directors and officers as required or permitted by law for losses, including legal costs, incurred by Directors and officers in their capacity as such. This policy also provides coverage directly to individual Directors and officers if they are not indemnified by QLT. The insurance coverage for our Directors and officers has customary exclusions, including those acts determined to be uninsurable under law, deliberately fraudulent or dishonest, or that have resulted in personal profit or advantage.
Minimum Share Ownership Guidelines for Directors
The Board believes it to be in the best interests of our shareholders to specify a minimum level of equity holdings in QLT by each independent Director to further align the interests of our Board and shareholders. As a result, following consultation with Radford, an Aon Consulting Company and independent compensation advisor, we adopted share ownership guidelines for our independent Directors. Under these guidelines, independent Directors are encouraged to acquire (if not already held) common shares of QLT as follows:
•	Chairman: an amount equal to three times the Chairman’s annual retainer, satisfied within four years from the date he or she assumes the office of Chairman;

•	Directors other than the Chairman: an amount equal to three times the Director’s annual Board retainer, satisfied within four years from the later of: (i) the implementation of the initial share ownership guidelines in March 2005 (i.e., March 2009) and (ii) the date the Director joined the Board.
Holdings of vested deferred share units (referred to as “DSUs”) are counted towards fulfilling the guidelines, while unexercised stock options, if any, are not. According to Radford, the implementation of share ownership guidelines instituted by the Board is consistent with ISS’ best practices.

The value of the shares owned for the purposes of fulfilling the share ownership guidelines is determined as the greater of the acquisition cost or the market value at the time of the determination. Compliance with the share ownership guidelines is evaluated on an annual basis by the Corporate Governance and Nominating Committee. Messrs. Carter, Clarke, Crossgrove, Massey and Wood are in compliance with the guidelines. Ms. Falberg and Mr. Turner joined the Board in 2009 and 2010, respectively, and intend to meet the share ownership guidelines within four years of their appointment.
Our share ownership guidelines for executive officers are described below in this Proxy Statement under the heading “Compensation Discussion and Analysis.”
Director Nomination Process
To assist with director nominations, the Board has designated a standing committee, the Corporate Governance and Nominating Committee, as being responsible for reviewing and recommending nominees to the Board. In evaluating prospective nominees, the Corporate Governance and Nominating Committee looks for the following minimum qualifications: strong business acumen, previous experience as an executive or director with successful companies, the highest standards of integrity and ethics, and a willingness and ability to make the necessary time commitment to diligently perform the duties of a director. Nominees are selected with a view to the best interests of QLT as a whole.
The Board prefers a mix of experience among its members to maintain a diversity of viewpoints and ensure that the Board can achieve its objectives. In searching for a new director, the Corporate Governance and Nominating Committee identifies particular areas of specialization which it considers beneficial, in addition to the general qualifications, having regard to the skill sets of the other members of the Board.
Although we do not have a formal diversity policy, to foster and maintain a diversity of viewpoints, backgrounds and experience on the Board, the Corporate Governance and Nominating Committee evaluates the mix of skills and experience of the directors and assesses nominees and potential candidates in the context of the current composition of the Board and the requirements of QLT. In accordance with its charter, the Corporate Governance and Nominating Committee considers, among other things, the following in recommending candidates for election to the Board: (i) personal and professional integrity, ethics and values, (ii) experience in corporate management, such as serving as an officer or former officer of a publicly-held company, and a general understanding of marketing, finance, product development and other elements relevant to the success of a publicly-traded company in today’s business environment, (iii) experience in QLT’s industry and in the principal jurisdictions in which QLT conducts its business, namely Canada and the United States, (iv) experience as a board member of another publicly-held company, (v) academic or therapeutic expertise in an area of QLT’s operations and (vi) practical and mature business judgment, including the ability to make independent and analytical inquiries.
The Corporate Governance and Nominating Committee may retain the assistance of a recruiting firm to assist it to identify and recruit candidates that possess the desired qualifications. The Corporate Governance and Nominating Committee may also involve other members of the Board or other Board committees to assist it with the recruitment of new directors. Potential nominees and their respective references are interviewed extensively in person before any nomination is endorsed by that Board committee. All nominations proposed by the Corporate Governance and Nominating Committee must receive the approval of the Board.
The Board will also consider any director nominees proposed by shareholders. Shareholders may submit nominations to the Board by addressing a communication to the Chair of the Corporate Governance and Nominating Committee and providing sufficient information to the Corporate Governance and Nominating Committee to permit it to conduct an assessment of the qualifications of the proposed nominee, including biographical information about the candidate and his or her professional experience, confirmation of the candidate’s willingness to serve as a Director, and complete contact information for the candidate and the nominating shareholder. The methods by which a shareholder may communicate with the Corporate Governance and Nominating Committee are set out on QLT’s website at www.qltinc.com. As a matter of policy, the Corporate Governance and Nominating Committee is committed to giving due and fair consideration to proposed nominations submitted by shareholders using the same criteria and processes as other nominations that come before it.
Independence of Directors
To ensure good objective governance is maintained at QLT, the Board strives to maintain strong independence from management. In determining whether Directors are independent, each year the Board considers and discusses the nature and materiality of all direct or indirect relationships between each Director and QLT, including any family, supplier or service provider relationships. The Board considers a relationship material where that relationship could, in the view of the Board, reasonably interfere with the exercise of the Director’s independent judgment.
The Chairman of the Board, Mr. Boyd Clarke, is an independent member of the Board. Seven of the eight current Directors are considered “independent.” Mr. Butchofsky is not considered “independent” since he is also our President and Chief Executive Officer.
Executive Session of Independent Directors
The independent members of the Board meet without management and non-independent Directors present during a session of each quarterly Board meeting (unless the independent Directors determine such a session is not required) and during such other meetings where considered appropriate.
Independence of Committee Members
The members of each of the Audit and Risk Committee, the Executive Compensation Committee, the Corporate Governance and Nominating Committee and the Scientific Review Committee are all “independent” Directors within the meaning ascribed to it in Multilateral Instrument 52-110 — Audit Committees and the Marketplace Rules of the NASDAQ, respectively, and, in the case of the Audit and Risk Committee, the additional independence requirements set out by the SEC.
Audit Committee Financial Expert
Each member of the Audit and Risk Committee is financially sophisticated, as defined by the Marketplace Rules of NASDAQ, and is financially literate, as defined by Canadian securities regulations, and as required by such rules, able to read and understand fundamental financial statements, including QLT’s consolidated balance sheet, consolidated statement of income and consolidated statement of cash flows. The Board has determined that the Chair and each other member of our Audit and Risk Committee is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act and is also “independent,” as independence for audit committee members is defined by the NASDAQ, TSX and applicable Canadian securities rules.
Compensation Committee Interlocks and Insider Participation
None of the members of the Executive Compensation Committee during fiscal 2010 or as of the date of this Proxy Statement is a current officer or employee of QLT or has any interlocking relationship as set forth in applicable SEC rules. In addition, none of QLT’s executive officers serves as a member of the compensation committee or board of directors of any entity that has one or more executive officers serving as a member of our Executive Compensation Committee or Board.
The Directors are also directors of the following publicly-traded companies:

Name of Director	Reporting Issuer
Robert L. Butchofsky	N/A

Dr. Bruce L.A. Carter	Dr. Reddy Ltd.

C. Boyd Clarke	N/A

Peter A. Crossgrove	Barrick Gold Corporation
Detour Gold Corporation
Excellon Resources Inc.
Lake Shore Gold Corp.
Pelangio Exploration Inc.

Kathryn E. Falberg	Halozyme Therapeutics, Inc.

Dr. Ian J. Massey	N/A

Joseph L. Turner	Alexza Pharmaceuticals, Inc.
Corcept Therapeutics Incorporated

L. Jack Wood	Clinuvel Pharmaceuticals Ltd.
Communicating with the Board of Directors
Any shareholder or interested party who wishes to communicate with the Board or any specific Director, including independent Directors, the Chairman of the Board, or committee members, may write to:
QLT Inc.
Attn: Board of Directors
887 Great Northern Way, Suite 101
Vancouver, British Columbia, V5T 4T5
Canada
Depending on the subject matter of the communication, the corporate secretary will:
•	forward the communication to the Director or Directors to whom it is addressed (matters addressed to the Chairman of the Board will be forwarded unopened directly to the Chairman of the Board);

•	attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board, or an individual member, e.g., the communication is a request for information about the company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Shareholders and other interested persons may submit concerns regarding accounting matters by following the instructions for making a report published in the Corporate Governance subsection of the Investor Relations section of our website.
Board of Directors and Board Committees
The Board held six meetings (in person or by teleconference) during fiscal 2010, a number of which included sessions with only independent Directors. Each Director attended at least 75% of (1) the total number of meetings of the Board, and (2) the total number of meetings held by all committees of the Board on which he or she served during fiscal 2010. Set forth below is a summary of Board and Committee attendance during 2010:
Summary of Attendance of Directors in 2010:

Committee Meetings
Attended (where
attending as a member
	Board Meetings	of the committee and
	Attended	paid for attendance) in
	in 2010	2010
Robert L. Butchofsky	6/6	N/A
Bruce L.A. Carter	6/6	8/8
C. Boyd Clarke(1)	6/6	4/4
Peter A. Crossgrove(2)	6/6	9/9
Kathryn E. Falberg	6/6	5/5
Ian J. Massey(3)	5/6	8/8
Joseph L. Turner(4)	6/6	5/5
L. Jack Wood(4)	6/6	12/12

(1)	Mr. Clarke attended as an invitee for all other Board committee meetings to the extent practicable. Mr. Clarke does not receive an attendance fee where he is attending meetings as an invitee only, and such attendance is not reflected in the above table.

(2)	Mr. Crossgrove served as a member of the Corporate Governance and Nominating Committee until his resignation from that Committee on December 6, 2010. Mr. Crossgrove’s attendance reflects his membership on that Committee.

(3)	Mr. Massey also meets with QLT’s research and development personnel as part of his role as Chair of the Scientific Review Committee, which meetings are not reflected in the above table.

(4)	Mr. Turner joined the Board as a Director on February 18, 2010 and was appointed to serve as a member of the Audit and Risk Committee effective as of that date. For transition purposes, Mr. Wood continued to serve as a member of the Audit and Risk Committee until May 20, 2010 and thereafter in 2010 he continued to attend Audit and Risk Committee meetings as an invitee only. Mr. Wood did not receive an attendance fee where he attended these meetings as an invitee only.
The Board has a standing Audit and Risk Committee, Corporate Governance and Nominating Committee, Executive Compensation Committee and Scientific Review Committee. In addition, from time to time, the Board establishes special committees to assist the Board in respect of certain matters. The Board did not establish any special committees in 2010. Set forth below is a chart indicating, by committee, each committee’s members, key functions and the number of committee meetings held in 2010:

			Number of
	Members (as at		Meetings
Committee	12/31/10)	Key Functions	in 2010
Audit and Risk	Kathryn E. Falberg*(1)	monitors QLT’s internal accounting controls and business conduct	5

	Peter A. Crossgrove	oversees QLT’s accounting and financial reporting practices

	Joseph L. Turner	reviews the adequacy of the system of internal controls, reviewing any relevant accounting, financial and securities regulatory matters

		reviews the management of corporate financial and compliance risks

		recommends the appointment of independent auditors, engages the independent auditors, and receives the reports of the Chief Executive Officer and the Chief Financial Officer with respect to their assessment of internal controls

		provides a mechanism for communication between the Board and QLT’s independent auditors

		meets regularly with QLT’s auditors without management present

Corporate Governance and Nominating	C. Boyd Clarke* Kathryn E.Falberg(1) L. Jack Wood	develops and oversees Board governance principles assesses the effectiveness of corporate governance and makes recommendations to the full Board	4

		makes recommendations to the Board regarding the size and composition of the Board and Board committees

		develops and oversees Board continuing education program

		conducts an annual assessment process to assess the effectiveness of the Board and individual members of the Board

		reviews and considers nominations to the Board

		reviews annually the credentials of nominees for re-election and ensures qualifications are maintained

		reviews compliance with QLT share ownership guidelines by members of the Board and executive officers

Executive Compensation	L. Jack Wood* Ian J. Massey Bruce L.A. Carter	makes recommendations to the Board regarding the compensation of all executive officers reviews and makes recommendations with respect to compensation policy and programs generally and determines and recommends option grants under QLT’s incentive stock option plans	5

		reviews and recommends to the Board the manner in which executive compensation should be tied to both short-term and long-term corporate goals of QLT and completes the disclosure regarding executive compensation contained in QLT’s Proxy Statement

		assists the Board in ensuring that QLT has a plan for continuity of its officers and an executive compensation plan that is competitive to attract, retain and motivate high performance of its executive management and other key personnel

		establishes QLT share ownership guidelines for members of the Board and executive officers

Scientific Review	Ian J. Massey* Bruce L.A. Carter	reviews management’s direction and investment in QLT’s research, development and technology initiatives	3

*	Chair

(1)	Ms. Falberg assumed the position of Chair of the Audit and Risk Committee and became a member of the Corporate Governance and Nominating Committee on December 6, 2010 immediately following Mr. Crossgrove’s resignation from these positions.

COMPENSATION OF DIRECTORS
2010 Independent Director Compensation Program
Overview
The compensation program for our independent Directors is intended to fairly compensate them for the time and effort required of a director based upon the size and complexity of our business, as well as, through an equity component of the program, to further align the interests of our independent Directors with those of our shareholders. The amount and form of director compensation is reviewed periodically by the Executive Compensation Committee, with any resulting recommendations made to the Board, to ensure that such compensation realistically reflects the responsibilities and risks of being an effective director. To assist in its evaluation of director compensation, the Executive Compensation Committee has the authority to retain independent compensation consultants.
Our independent Directors receive cash and equity-based compensation for their service on the Board. As an employee, our President and Chief Executive Officer is not additionally compensated for his service on the Board.
Cash Compensation
The cash compensation component of our program includes annual Board and Committee member or chair position retainers, meeting attendance fees, and fees paid for attending to Board or Committee business other than for attendance at a meeting. Directors are also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings in accordance with our policies. Director fees are paid quarterly in arrears.
The cash compensation levels under our Director compensation program have remained constant since early 2008 through 2010. In 2010, the fees paid to our independent Directors were based on the following:

Nature of Board Duty	Fee (US$)
Annual Board Retainer Fee:
• for all Directors	$30,000
• additional retainer for Chairman of the Board	$45,000
Additional Annual Retainer fee for Chair of the Audit and Risk Committee	$12,500
Additional Annual Retainer fee for Chair of all other committees (other than the Chair of the Corporate Governance and Nominating Committee, for which no additional retainer is paid)	$10,000
Additional Annual Retainer fee for non-Chair committee members	$5,000
Fee for each QLT Board meeting attended:
• by telephone	$1,500
• in person	$3,000
Fee for each committee meeting attended:
• by telephone	$1,500	(1)
• in person (unless already attending in person for a meeting of the Board of Directors, in which case only a $1,000 meeting fee will be paid)	$3,000	(1)
Fee to perform Board or committee business (other than attendance at a Board or committee meeting) at the specific request of the Board or relevant committee:
• if out of town travel is required	$3,000
• if no out of town travel is required	$1,500
Fee to QLT Board member for attending operating subsidiary Board meeting as a member of the Board of Directors of the operating subsidiary (whether in person or by telephone)	$1,500

(1)	Where our Directors attend one or more committee meetings in conjunction with a Board meeting, the total fees for that set of Board and committee meetings are capped at $4,000.
Equity-Based Compensation
In addition to cash compensation, our independent Directors also receive equity-based compensation to ensure that their interests are fully aligned with those of our shareholders.
We maintain a Directors’ Deferred Share Unit Plan, which we refer to as the “DDSU Plan.” Under the DDSU Plan, at the discretion of the Board, independent Directors receive all or a percentage of their equity-based compensation in the form of deferred share units, or “DSUs,” each of which has a value equal to the closing price of our common shares on the TSX on the trading day immediately prior to the date of grant. A DSU is convertible only into cash (no shares are issued), and can only be converted after the independent Director ceases to be a member of the Board. The DSUs vest monthly over 36 months from the date of grant.
The value of a DSU, when converted to cash, will be equivalent to the market value of a QLT common share at the time the conversion takes place. We do not have a history of paying dividends on our common shares; however, if dividends ever are paid on our common shares, an independent Director’s DSU account will be credited with dividends at the same rate.
The Executive Compensation Committee’s objective in granting DSUs to independent Directors is to provide a reasonable, market-based, incentive for Directors to deliver increased value to shareholders. Based in part on advice received from Towers Watson (previously Towers Perrin), an independent, internationally recognized human resources and compensation consulting firm, at the time the DDSU Plan was implemented in 2005, the Executive Compensation Committee and the Board concluded that DSUs are an effective way to align the interests of the independent Directors with those of the shareholders, without resulting in additional share dilution to shareholders.
In May 2010, following his or her appointment at the Annual Meeting of shareholders, each independent Director received 7,500 DSUs, except the Chairman of the Board who received 15,000 DSUs.
Our Directors are also eligible to receive stock options under the QLT 2000 Incentive Stock Option Plan (the “QLT Plan”); however, no stock options were granted to our independent Directors in fiscal 2010.
The following table provides information regarding the compensation of our independent Directors for fiscal 2010.
2010 Director Compensation

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	(US$)(1)	(US$)(2)(3)(4)	(US$)
Bruce L.A. Carter	$62,000	$45,883	$107,883
C. Boyd Clarke	$101,500	$91,765	$193,265
Peter A. Crossgrove	$70,651	$45,883	$116,534
Kathryn E. Falberg	$58,849	$45,883	$104,732
Ian J. Massey	$65,500	$45,883	$111,383
Joseph L. Turner	$51,863	$45,883	$97,745
L. Jack Wood	$70,437	$45,883	$116,320

(1)	Figures include a payment made in January 2010 for a Board meeting held on December 28, 2009.

(2)	Stock awards were granted/priced in Canadian dollars and have been converted to U.S. dollars for disclosure purposes using an average of 2010 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = CAD$1.0298.

(3)	Stock awards consist of DSUs. Details of the DSUs are set out above under the heading “2010 Independent Director Compensation Program — Equity Based Compensation.” This column represents the aggregate grant date fair value of DSUs granted in fiscal 2010 in accordance with ASC Topic 718. In May 2010, Mr. Clarke was granted 15,000 DSUs (as Chairman) and each other independent Director was granted 7,500 DSUs. The estimated fair value for each DSU as at the grant date on May 21, 2010 was $6.12, determined in accordance with ASC Topic 718 and the terms of the DDSU Plan by reference to the closing price of our shares on the TSX on the trading day immediately preceding the date of grant, being the closing price of our shares on the TSX on May 20, 2010, which was CAD$6.30 (US$6.12).

(4)	The following table sets forth the total of all vested and unvested stock awards (consisting solely of DSUs) outstanding as of December 31, 2010 for each of our independent Directors:

Outstanding Stock
Name	Awards (DSUs)
Bruce L.A. Carter	37,500
C. Boyd Clarke	82,500
Peter A. Crossgrove	45,000
Kathryn E. Falberg	15,000
Ian J. Massey	37,500
Joseph L. Turner	7,500
L. Jack Wood	45,000
None of our independent Directors held QLT stock options as of December 31, 2010.
Review of 2010 Independent Director Compensation Program
In 2010 the Executive Compensation Committee engaged Radford, an Aon Consulting Company that focuses on the compensation issues facing technology and life sciences companies, to conduct an independent assessment of our director compensation practices relative to a comparator group of peer companies. The Radford director compensation report was received in September 2010. The peer group comprised biotechnology and life sciences companies located in Canada and the United States comparable to QLT based on a number of factors, including number of employees, market capitalization, revenues and research and development expenditures. The peer group was selected by Radford and approved by the Executive Compensation Committee.
According to the Report, overall, our Director compensation program is competitive at the 50th percentile of our comparator group. Following a review of the results and recommendations of the Report and the Executive Compensation Committee, the Board determined that the compensation levels and structure of our director compensation program are competitive and provide the proper incentive and compensation mechanisms for the Board of Directors.
2011 Independent Director Compensation Program
There have been no changes to the compensation program for the independent Directors to date in 2011. It is anticipated that the Executive Compensation Committee will review and assess our compensation program for the independent Directors during the course of 2011.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors currently has eight members. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board has fixed the number of directors constituting the Board at eight and has nominated for election at the Annual Meeting a slate of eight nominees.
The Board of Directors of QLT has consistently sought Board membership that reflects a mix of experience among its members to maintain a diversity of perspectives and to ensure that QLT can meet its objectives. The Board believes the current Board nominees achieve this goal, reflecting as a whole diverse knowledge and experience, including in the areas of finance, science and biotechnology and healthcare executive management. The names and biographical information about each nominee are set out below.
Each Director elected will hold office until the next Annual Meeting or until his or her successor is duly elected, unless he or she resigns earlier. The Board is permitted to increase the number of Directors by up to one-third of the number of Directors elected at the Annual Meeting at any time prior to the next Annual Meeting.
In the unanticipated event that a nominee is unable to or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted at the discretion of the proxy holder to elect another nominee designated by the Board, if presented, or the Board will comprise a lesser number of Directors accordingly. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or who intends to decline to serve as a Director, if elected.

Information Regarding Director Nominees
The names of the nominees and certain information about them are set forth below:

		Position(s) With the
Name of Nominee and Residence	Age	Company	Independent	Director Since
Robert L. Butchofsky British Columbia, Canada	49	President, Chief Executive Officer and Director	No	2006

Bruce L.A. Carter, Ph.D Washington, USA	67	Director	Yes	2006

C. Boyd Clarke Pennsylvania, USA	62	Chairman of the Board and Director	Yes	2003

Peter A. Crossgrove Ontario, Canada	74	Director	Yes	1990

Kathryn E. Falberg California, USA	50	Director	Yes	2009

Ian J. Massey, Ph.D. California, USA	60	Director	Yes	2006

Joseph L. Turner Colorado, USA	59	Director	Yes	2010

L. Jack Wood British Columbia, Canada	74	Director	Yes	2001
There is no family relationship between any of our Directors or executive officers. The number of common shares owned by each of the nominees for election as a Director is set forth under “Security Ownership of Certain Beneficial Owners and Management” in this Proxy Statement.
Robert L. Butchofsky was appointed as President and Chief Executive Officer and a Director of QLT in February 2006 following his earlier appointment as Acting Chief Executive Officer of QLT in September 2005. Mr. Butchofsky joined QLT in 1998 as Associate Director, Ocular Marketing and was appointed Vice President, Marketing and Sales Planning in September 2001. Mr. Butchofsky was promoted to Senior Vice President, Marketing and Sales Planning in early 2005, responsible for QLT’s ongoing marketing of the pharmaceutical products, Visudyne® and Eligard®, including managing significant partnerships, as well as corporate strategy development and investor relations activities. From June 1990 to August 1998, Mr. Butchofsky was employed at Allergan Inc., a pharmaceutical company, where he built an extensive background with ocular pharmaceutical products and Botox®, including sales, health economics, worldwide medical marketing, and product management. Prior to joining Allergan Inc., Mr. Butchofsky spent several years managing clinical trials at the Institute for Biological Research and Development. Mr. Butchofsky also serves as Chairman of the Board of Superna Life Sciences Inc., a privately-held pharmaceutical company located in Vancouver, British Columbia. Mr. Butchofsky has a Bachelor of Arts degree in Biology from the University of Texas and a Masters of Business Administration from Pepperdine University.
For the following reasons, the Board has concluded that Mr. Butchofsky has the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on the Board. With greater than 20 years of experience in the biopharmaceutical industry, including extensive commercial and development experience in the ocular therapeutic area and several years of experience in managing significant partnerships and developing and implementing corporate strategy, Mr. Butchofsky has a deep understanding of the pharmaceutical development and marketing process. Mr. Butchofsky’s greater than 10 years of experience with QLT, the most recent five years of which have been as President and Chief Executive Officer, provides him with intimate knowledge and experience with all aspects of the operations, opportunities and challenges of QLT.
Dr. Bruce L.A. Carter has been a Director of QLT since November 2006. Since November 2009, Dr. Carter has been the Executive Chairman of the Board of Immune Design Corp., a privately-held biotechnology company in Seattle, Washington, focused on the development and commercialization of therapeutic vaccines for treatment of infectious and malignant disease. From April 2005 until October 2010, Dr. Carter was also Chairman of the Board of ZymoGenetics, Inc., a publicly-traded biopharmaceutical company in Seattle, Washington, focused on the development and commercialization of therapeutic proteins for the treatment of viral infection, cancer, inflammatory disease and bleeding, which was acquired by Bristol-Myers Squibb in October 2010. In addition, Dr. Carter was ZymoGenetics’ Chief Executive Officer from April 1998 to January 2009, during which time ZymoGenetics developed and commercialized Recothrom, an aid to hemostasis. Dr. Carter first joined ZymoGenetics in 1986 as Vice President of Research and Development. In 1988, Novo Nordisk A/S acquired ZymoGenetics and, in 1994, Dr. Carter was promoted to Corporate Executive Vice President and Chief Scientific Officer for Novo Nordisk. In 2000, Dr. Carter led the negotiations that established ZymoGenetics as an independent company from Novo Nordisk. Dr. Carter also held various positions of increasing responsibility at G.D. Searle & Co., Ltd. from 1982 to 1986 and was a lecturer at Trinity College, University of Dublin from 1975 to 1982. Dr. Carter is also Chairman of the Board of Directors of TB Alliance, a global nonprofit organization focused on the acceleration of the discovery and development of new tuberculosis drugs, and Xencor, Inc., a privately-held biotechnology company. He also serves on the Board of Dr. Reddy Ltd. and Moksha8, Inc. both of which are global pharmaceutical companies. Dr. Carter has a B.Sc. with Honors in Botany from the University of Nottingham, England, and a Ph.D. in Microbiology from Queen Elizabeth College, University of London.
For the following reasons, the Board has concluded that Dr. Carter has the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on the Board. Dr. Carter gained valuable management and leadership skills, as well as an understanding of the biopharmaceutical industry, through his experiences as Chief Executive Officer of ZymoGenetics and Chief Scientific Officer of Novo Nordisk A/S. Through his tenure as the Chairman of the Board of ZymoGenetics, Dr. Carter acquired insight into the role of the board of directors of a biotechnology company such as QLT. Dr. Carter’s experience in serving as a director or executive officer of North American, European and Asian companies gives him familiarity with health care trends internationally. He is well versed in the complex challenges of research and development of a pharmaceutical company, given his extensive educational and leadership background in the life sciences, and provides the QLT Board with invaluable insight into a broad range of issues that impact the Company’s research and development efforts.
C. Boyd Clarke has been a Director of QLT since 2003 and was appointed as Chairman of the Board in February 2006. Since September 2007, Mr. Clarke has been a Venture Advisor to ProQuest Investments, a healthcare venture capital firm. From March 2002 to May 2006, Mr. Clarke was President and Chief Executive Officer of Neose Technologies, Inc., a U.S. publicly-listed biotechnology company focused on the development of protein therapeutics. Mr. Clarke served on the Board of Directors of Neose from 2002 to May 2007. From December 1999 through March 2002, Mr. Clarke was President and Chief Executive Officer of Aviron, Inc., a biotechnology company developing vaccines, which was acquired by MedImmune, Inc., and was also Chairman from January 2001 through March 2002. From 1998 through 1999, Mr. Clarke was Chief Executive Officer and President of U.S. Bioscience, Inc., a biotechnology company focused on products to treat cancer, which was also acquired by MedImmune, Inc. Mr. Clarke served as President and Chief Operating Officer of U.S. Bioscience, Inc. from 1996 to 1998. From 1977 to 1996, Mr. Clarke held a number of positions at Merck & Co., Inc., including being the first President of Pasteur-Merieux MSD, and most recently as Vice President of Merck Vaccines. Mr. Clarke was formerly a director of the Biotechnology Industry Association. He is currently a Director of NovaDigm Therapeutics, Inc., Rib-X Pharmaceuticals, Palkion, Inc. and Ligocyte Pharmaceuticals, Inc., and Chairman of the Board of Mersana Therapeutics, Inc., all of which are privately-held biotechnology companies. Mr. Clarke has a Bachelor of Science in biochemistry and a Master of Arts in History from the University of Calgary.
For the following reasons, the Board has concluded that Mr. Clarke has the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on the Board. Mr. Clarke’s service on several boards of directors, including past service on the boards of publicly-held companies, provides him with extensive governance experience. Mr. Clarke developed his leadership skills over more than 30 years in the biotechnology industry, including his tenures as an executive officer at multiple pharmaceutical and biotechnology companies, which experience provides Mr. Clarke with seasoned tactical, operational and industry-specific experience.
Peter A. Crossgrove has been a Director of QLT since 1990. Mr. Crossgrove is currently Chairman and since April 2008, Chief Executive Officer, of Excellon Resources Inc., a mining company, Non-Executive Co-Chairman of Detour Gold Corporation, and is a trustee of Dundee Real Estate Investment Trust. From 1997 to April 2005, Mr. Crossgrove was the Chairman of Masonite International Corporation, formerly Premdor Inc., a door and industrial products manufacturing company which was acquired on March 31, 2005 by Stile Acquisition Corp. Mr. Crossgrove also currently serves on the Boards of the following mining companies: Barrick Gold Corporation (since June 1993), Lake Shore Gold Corp. (since November 2009, following its acquisition of West Timmins Mining Inc., where he served on the Board since September 2006) and Pelangio Exploration Inc. (since February 2008). Mr. Crossgrove also sits on the Audit Committees of Barrick Gold Corporation and Dundee Real Estate Investment Trust. Mr. Crossgrove is Chairman Emeritus of Cancer Care Ontario, represents the Province of Ontario on the Canadian Partnership Against Cancer Board and is a recipient of the Queen’s Golden Jubilee medal. In 2004, Mr. Crossgrove was appointed to the Order of Canada and, in 2010, to the Order of Ontario. Mr. Crossgrove has a Bachelor of Commerce from McGill University and Concordia University, an M.B.A. from the University of Western Ontario and was a Sloan Fellow in the Doctoral Program at Harvard Business School.
For the following reasons, the Board has concluded that Mr. Crossgrove has the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on the Board. Mr. Crossgrove developed his rich understanding of healthcare while devoting much of his life to the improvement and advancement of Canada’s health care system, including raising millions of dollars in support of health care and guiding the mergers of several hospitals to create the University Health Network, Canada’s largest Health Sciences Centre. Mr. Crossgrove has honed his leadership, business and consensus building skills through his tenure as Chairman of several boards of directors, and his greater than 20 year tenure on QLT’s Board provides him with extensive knowledge of QLT’s governance practices. Mr. Crossgrove’s educational background and experience as a member of the audit committees of other publicly-held company boards of directors has provided him with the financial acumen and skills necessary to serve as a member of QLT’s Audit and Risk Committee.
Kathryn E. Falberg has been a Director of QLT since March 2009. Ms. Falberg is currently Senior Vice President and Chief Financial Officer of Jazz Pharmaceuticals, Inc., a specialty pharmaceutical company, since December 2009. From February 2009 to November 2009, Ms. Falberg was Chief Financial Officer and Chief Operating Officer of ARCA biopharma, Inc., a biopharmaceutical company. From 2003 to 2008, Ms. Falberg was President of Canyon Capital & Consulting, a private investment and consulting firm, where she was an active investor and consultant to small companies. From October 2001 to June 2002, Ms. Falberg was a consultant to Inamed, a medical device company, and briefly served as its interim Chief Financial Officer. Ms. Falberg joined Amgen Inc., a global biotechnology company, in 1995 as Treasurer, and advanced through a series of positions of increasing responsibility, culminating in her appointment as Senior Vice President, Finance and Strategy, and Chief Financial Officer in 1998. Ms. Falberg left Amgen Inc. in July 2001. Ms. Falberg currently serves on the Board and Audit Committee (Chair) of ESS Technology, Inc., a privately-held semiconductor company, and the Board, Audit Committee (Chair), Compensation Committee and Nominating and Governance Committee of Halozyme Therapeutics, Inc., a publicly-traded biopharmaceutical company. In the last six years, Ms. Falberg also served on the Board and the Audit and Compensation Committees of Fresh Del Monte Produce Inc. until 2006, and the Board and Audit Committee (Chair) of Human Genome Sciences, Inc. until 2005. Ms. Falberg has an M.B.A. and B.A. in Economics from the University of California, Los Angeles.
For the following reasons, the Board has concluded that Ms. Falberg has the requisite qualifications, skills, perspectives and experience that make her well qualified to serve on the Board. Ms. Falberg has a deep understanding of financial management and reporting as a result of her greater than 23 years of financial experience with companies of varying sizes across multiple industries, including technology, life sciences, medical device and consumer products. Ms. Falberg has extensive experience serving as the Chief Financial Officer of biotechnology and pharmaceutical companies, including publicly-held companies, which provides her with valuable perspective on the financial performance, prospects and strategy of a biotechnology company such as QLT. Ms. Falberg’s current and past service as the audit committee chair of other publicly-traded biotechnology companies gives her insight and perspective into the best practices with respect to biotechnology companies and the audit committee function.
Dr. Ian J. Massey has been a Director of QLT since June 2006. In 2006, Dr. Massey joined Synosia Therapeutics, Inc., a private biotechnology company focused in the fields of neurology and psychiatry, as its President and Chief Executive Officer. In February 2011, Synosia Therapeutics, Inc. was acquired by Biotie Therapies Corp., following which Dr. Massey holds the offices of Chief Operating Officer and President of U.S. operations of Biotie Therapies Corp. From 2002 to 2006, Dr. Massey was the Senior Vice President and Head of Research and Preclinical Development at Roche Palo Alto, where he built and led a research and preclinical development organization of approximately 700 people in multiple therapeutic areas. From 1995 to 2002, Dr. Massey held positions of increasing responsibility at Roche Bioscience, including Senior Vice President, Head of Neurobiology Business Unit and Central Research & Development and Vice President and Director of Preclinical Research and Development. Prior to joining Roche, Dr. Massey was at Syntex Research for over 15 years where he held a number of senior positions, culminating in the position of Vice President and Director, Institute of Analytical Research. Dr. Massey has a D. Phil. degree in Organic Chemistry from the University of Oxford, England, a M.A. in Organic/Natural Product Chemistry and a B.A. in Chemistry.
For the following reasons, the Board has concluded that Dr. Massey has the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on the Board. As a senior pharmaceutical executive with experience in all phases of the drug discovery and development process, Dr. Massey possesses valuable insight into the challenges and opportunities inherent to the drug development process. Dr. Massey’s extensive leadership experience in the biopharmaceutical industry, and in particular as an executive officer at Roche Palo Alto, provides Dr. Massey with an in-depth understanding of research and preclinical development in the pharmaceutical industry. Having gained experience in various levels of seniority within the research function of the pharmaceutical industry, Dr. Massey provides the valuable insight of a research scientist and is deeply familiar with the strategic, product development and technological issues of a pharmaceutical company such as QLT.

Joseph L. Turner has been a Director of QLT since February 2010. Most recently, Mr. Turner served as Chief Financial Officer at Myogen, Inc., a biopharmaceutical company, which he joined in 1999, remaining until it was acquired by Gilead Sciences in 2006. At Myogen, Mr. Turner was responsible for, among other things, all financial and accounting matters and assisted to raise over $300 million through a number of private and public financings. Previously, he was Chief Financial Officer at Centaur Pharmaceuticals, Inc. and Vice President, Finance and Administration at Cortech, Inc. Mr. Turner began his career at Eli Lilly and Company, where he served for 12 years in various financial positions. Since 2007, Mr. Turner has provided consulting services to LigoCyte Pharmaceuticals, Inc., and from 2009 to 2010, provided consulting services to ApopLogic Pharmaceuticals, Inc., both of which are privately-held biopharmaceutical companies. He currently serves on the Board of Directors of Sequel Pharmaceuticals, Inc., a privately-held biotechnology company and Kythera Biopharmaceuticals, Inc., a privately-held pharmaceutical company, and the Board of Directors and Audit Committee of each of Alexza Pharmaceuticals, Inc. (Chair of Audit Committee) and Corcept Therapeutics Incorporated, both of which are publicly-traded pharmaceutical companies. Since 2009, Mr. Turner has also served on the Board of Managers and the Finance Committee of Swarthmore College. Previously, Mr. Turner served on the Board of Directors of ApopLogic Pharmaceuticals, Inc., the Board and Audit Committee of SGX Pharmaceuticals, Inc., a publicly-traded pharmaceutical company, and the Board and as Chair of the Audit Committee of NovaCardia, Inc., a privately-held biotechnology company. Mr. Turner has an M.B.A. from University of North Carolina at Chapel Hill, an M.A. in Molecular Biology from University of Colorado, and a B.A. from Swarthmore College.
For the following reasons, the Board has concluded that Mr. Turner has the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on the Board. Mr. Turner’s greater than 25 years of experience in financial management in the biotechnology and pharmaceutical industries, including 14 years as a Chief Financial Officer, has honed Mr. Turner’s leadership skills and made him well versed in the operational, financial and strategic challenges and opportunities of biotechnology companies such as QLT. Mr. Turner’s current and past service on boards of directors and audit committees of pharmaceutical companies brings valuable industry-specific insight and perspective to QLT’s board and audit committee.
L. Jack Wood has been a Director of QLT since 2001. Mr. Wood is currently a Director of Clinuvel Pharmaceuticals Ltd., a biotechnology company listed on the Australian Stock Exchange, and a Director and Treasurer of the West Vancouver Shoreline Preservation Society. From March 2004 to December 2010, Mr. Wood served as a Director and the Chairman of enGene Inc., a privately-held biotechnology company. From 1992 to 2004, Mr. Wood worked with CSL Limited, an Australian healthcare company listed on the Australian Stock Exchange, where he coordinated the company’s worldwide expansion in the plasma products industry. Prior to joining CSL, Mr. Wood was the President and Chief Executive Officer of Exogene Corporation, a biotechnology company. From 1988 to 1990, Mr. Wood was Senior Vice President of BioResponse Corporation, a biotechnology company sold to Baxter Healthcare Corporation. From 1980 to 1988, Mr. Wood worked for Bayer Corporation, a healthcare company, as a Vice President and General Manager for Europe, the Middle East and Africa. From 1963 to 1980, Mr. Wood held a series of operating and general management positions with Baxter Healthcare Corporation.
For the following reasons, the Board has concluded that Mr. Wood has the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on the Board. Mr. Wood has an extensive background in international marketing and the manufacture of pharmaceutical products, which provides him with a valuable perspective in drug development and distribution. Mr. Wood’s greater than 40 years of experience in the biopharmaceutical and biotechnology industries provides seasoned insight into the operations and prospects of the business of a biotechnology company such as QLT, and his decade of service on QLT’s Board provides him with a valuable background in QLT’s business practices.

Vote Required and Board of Directors’ Recommendation
Director nominees will be elected by a plurality of the votes cast at the Annual Meeting. This means that the eight nominees with the highest number of affirmative votes cast at the Annual Meeting will be elected as Directors. You may choose to vote, or withhold your vote, separately for each nominee. Proxies cannot be voted for more than eight nominees for election to the Board.
The Board of Directors recommends that shareholders vote “FOR” the election of all eight nominees for Director. The proxyholders intend to vote the shares represented by proxies “FOR” the election of the eight nominees named in the Instrument of Proxy unless authority to vote for those persons is withheld.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the shares of our common stock beneficially owned by (1) each of our Directors and director nominees, (2) each of our current named executive officers listed in the Summary Compensation Table below, (3) all of our Directors, director nominees and executive officers as a group, and (4) all persons known by us to beneficially own more than 5% of our outstanding voting shares. We have determined the beneficial ownership shown on this table in accordance with the rules of the SEC and the applicable Canadian securities regulators. Under those rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of April 14, 2011.

	Amount and Nature of Beneficial Ownership
		Shares for
		Which
		Beneficial
		Ownership		Total Beneficial
		Can Be		Ownership
	Shares	Acquired	Number	Number	Percent
	Beneficially	Within 60	of	of	of
Name of Beneficial Owner	Owned	Days(1)	DSUs(2)	Shares	Class(3)
Robert L. Butchofsky	168,847 (4)	940,278	—	1,109,125	2.2%
Bruce L.A. Carter	20,000	—	30,417	50,417	*
C. Boyd Clarke	69,000	—	68,333	137,333	*
Peter A. Crossgrove	42,000	—	37,917	79,917	*
Kathryn E. Falberg	—	—	7,917	7,917	*
Linda M. Lupini	10,000	321,111	—	331,111	*
Alexander R. Lussow	10,000	361,111	—	371,111	*
Ian J. Massey	23,440	—	30,417	53,857	*
Cameron R. Nelson	35,000	336,111	—	371,111	*
Joseph L. Turner	—	—	2,708	2,708	*
L. Jack Wood	25,000	—	37,917	62,917	*
All Directors, nominees and executive officers as a group (11 persons)(5)	403,287	1,958,611	215,625	2,577,523	5.1%
NB Public Equity K/S(6)	7,727,613	—	—	7,727,613	15.2%
Axial Capital Management, LLC(7)	6,865,036	—	—	6,865,036	13.5%
Renaissance Technologies LLC(8)	3,293,074	—	—	3,293,074	6.5%
Kingstown Capital Management LP(9)	2,749,524	—	—	2,749,524	5.4%
Roark, Rearden & Hamot Capital Management, LLC(10)	2,552,352	—	—	2,552,352	5.0%

*	Represents less than 1%.

(1)	Indicates common shares that may be acquired upon exercise of outstanding stock options on June 13, 2011 by the persons named in the table above and by all Directors and executive officers as a group, except where otherwise described in the Notes to the above table.

(2)	DSUs are payable only in cash. The number of DSUs represented in this table consists of DSUs that will be vested as of June 13, 2011. A description of the DSUs is set out above under the heading “Compensation of Directors.”

(3)	Percentage ownership of QLT common shares is based on 50,816,375 common shares of QLT outstanding on April 14, 2011.

(4)	This figure reflects 350 common shares beneficially owned by Mr. Butchofsky through the Brock Family Living Trust, which holds 1,400 common shares of QLT. Mr. Butchofsky is a joint trustee of the Trust and, therefore, has control or direction over the 1,400 common shares.

(5)	Excludes Dr. Dipak Panigrahi. Dr. Panigrahi ceased to be an executive officer of the Company on February 22, 2011. As of such date, Dr. Panigrahi held 500 common shares.

(6)	Beneficial ownership is as of December 31, 2010, as reflected in a statement on Form 13G/A filed by NB Public Equity K/S with the SEC on February 8, 2011. The business address of NB Public Equity K/S is Oestergade 24A, 1, DK-1100, Copenhagen K, Denmark.

(7)	Beneficial ownership is as of December 31, 2010, as reflected in a statement on Form 13G/A and Form 13F filed by Axial Capital Management, LLC with the SEC on February 14, 2011. Based on information contained in the Form 13G-A, Axial Capital Management, LLC, Marc Andersen and Eliav Assouline are deemed beneficial owners of 6,865,036 shares and Axial Capital Master, L.P. is deemed beneficial owner of 5,855,241 shares. The business address of all beneficial owners is 101 Park Avenue, 20th Floor, New York, New York 10178.

(8)	Beneficial ownership is as of December 31, 2010, as reflected in a statement on Form 13G/A and Form 13F filed by Renaissance Technologies LLC with the SEC on February 11, 2011. Based on information contained in the Form 13G/A, Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation are deemed beneficial owners of the shares. The business address of the beneficial owners is 800 Third Avenue, New York, New York, 10022.

(9)	Beneficial ownership is as of December 31, 2010, as reflected in a statement on Form 13D filed by Kingstown Capital Management LP with the SEC on November 24, 2010 and on Form 13F filed with the SEC on February 14, 2011. Based on information contained in the Form 13D, Kingstown Capital Management L.P., Kingstown Management GP LLC, Michael Blitzer and Guy Shanon are deemed beneficial owners of 2,749,524 shares and Kingstown Partners Master Ltd. is deemed beneficial owner of 2,135,478 shares. The business address of the beneficial owners is 11 East 44th Street, 7th Floor, New York, New York, 10017.

(10)	Beneficial ownership is as of December 31, 2010, as reflected in a statement on Form 13F filed by Roark, Rearden & Hamot Capital Management, LLC with the SEC on February 14, 2011. The business address of Roark, Rearden & Hamot Capital Management, LLC is 222 Berkeley Street, 17th Floor, Boston, Massachusetts, 02116.
For additional information on our equity compensation plan, and our common shares that may be issued upon the exercise of options, warrants and other rights granted to employees, consultants or Directors under our existing equity compensation plan, see our Annual Report on Form 10-K which is available on our website at www.qltinc.com, SEDAR at www.sedar.com and EDGAR at www.sec.gov.
EXECUTIVE COMPENSATION
The following sets forth information about our named executive officers as of April 14, 2011. The named executive officers listed below serve in their respective capabilities at the discretion of our Board of Directors.
Robert L. Butchofsky
President and Chief Executive Officer
See the section entitled “Proposal No. 1 — Election of Directors” above for Mr. Butchofsky’s biography.
Cameron R. Nelson
Vice President, Finance and Chief Financial Officer
Mr. Nelson, age 45, joined QLT in May 2000 as Associate Director, Financial Analysis and Planning and has made many contributions to QLT during his time with the Company. He was promoted to Director, Financial Analysis and Planning in January 2002 and later to Senior Director, Financial Reporting and

Planning. In early 2005, he was promoted to Vice President, Finance and was named Chief Financial Officer in August 2005.
Prior to joining QLT, Mr. Nelson held finance and accounting positions with Mattel Inc. and Equity Marketing Inc. in Los Angeles. Mr. Nelson earned his Bachelor of Commerce from the University of British Columbia and his Master of Business Administration from Dartmouth College.
Linda M. Lupini
Senior Vice President, Human Resources and Organizational Development
Since joining QLT in 1997, Ms. Lupini, age 51, has managed all aspects of Human Resources and Facilities Management for QLT, including QLT’s growing demand for highly skilled science and technology specialists. She brings nearly 20 years of experience to the role, including 10 years experience with MacDonald Detwiler and Associates, a leading international software firm. Her broad experience encompasses all aspects of human resources management and organization development. Ms. Lupini is a past board member of BC Biotech and was previously a member of the BC Employment Standards Tribunal. She is currently on the advisory board of Simon Fraser University’s MBA in Biotechnology Program, and is a past member of the board of BioTalent Canada. Ms. Lupini holds a Bachelor of Arts degree in Psychology from the University of British Columbia and is currently working on a Masters in Organizational Psychology from the University of London (Birkbeck).
Alexander R. Lussow, PhD
Senior Vice President, Business Development & Commercial Operations
Alexander Lussow, age 48, joined QLT in July 2006 as Vice President, Business Development and became Senior Vice President, Business Development and Commercial Operations in May 2008. Mr. Lussow is responsible for QLT’s business development activities, including product licensing, acquisitions and strategic partnering opportunities, as well as QLT’s strategic marketing, product manufacturing and supply chain.
Before joining QLT, Mr. Lussow was Gryphon Therapeutics’ Chief Business Officer and Vice President of Business Development where he was responsible for the licensing of the company’s products, the formation of strategic alliances, corporate communications and fund raising. Before joining Gryphon, Mr. Lussow served as the head of business development at Sangstat Medical Corporation (now wholly-owned by Genzyme Corp.). He also has broad experience in biotechnology management consulting, advising on venture financing, strategic business planning and licensing transactions for several biotechnology companies.
Mr. Lussow received his BSc at McGill University in Montreal and his PhD in immunology at the University of Geneva, Switzerland. He has been an adjunct professor of pharmacology at the University of North Carolina, USA and has worked extensively for the World Health Organization (WHO) in West Africa.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis section discusses our executive compensation policies and programs and the compensation decisions made in 2010 for our named executive officers during 2010, which consisted of Robert L. Butchofsky, our President and Chief Executive Officer; Cameron R. Nelson, our Vice President, Finance and Chief Financial Officer; Linda M. Lupini, our Senior Vice President, Human Resources and Organizational Development; Alexander R. Lussow, our Senior Vice President, Business Development & Commercial Operations; and Dipak Panigrahi, our former Senior Vice

President, Research and Development and Chief Medical Officer who joined the Company in April 2010 and departed from the Company in February 2011.
The Executive Compensation Committee administers the compensation policies and programs for our named executive officers. A summary discussion of this year’s activities follows below and in this Compensation Discussion and Analysis report.
Executive Summary
The Executive Compensation Committee evaluates and sets executive compensation consistent with our stated philosophy to provide a compensation package that attracts, retains and motivates executives and rewards business successes that have the potential to increase shareholder value. More specifically, the Executive Compensation Committee seeks to:
•	provide a total compensation program that is competitive with other companies in the pharmaceutical and biotechnology industries with which we compete for executive talent;

•	place a significant portion of executive compensation at risk by linking cash incentive compensation to the achievement of pre-established corporate financial and operational performance objectives and other individual key objectives within the executive’s area of responsibility and by using equity as a key component of our compensation program;

•	provide long-term incentive compensation that focuses executives’ efforts on building shareholder value by aligning their interests with those of our shareholders; and

•	promote stability and retention of our management team.
Consistent with our performance-based philosophy, we reserve a significant portion of potential compensation for performance- and equity-based programs. These programs include awards that are based on our financial and operational performance and provide compensation in the form of cash, and equity-based incentive awards that are tied to both our short-term and long-term performance. The performance-based bonus program rewards short-term performance; while our equity awards, solely in the form of nonqualified stock options, coupled with our stock ownership guidelines, reward long-term performance and align the interests of management with those of our shareholders.
          Highlights of Our 2010 Executive Compensation Program. The Executive Compensation Committee reviews our executive compensation program and practices throughout the year. Executive compensation program highlights for 2010 include:
          Base Salaries and Target Bonus Opportunities in 2010. After consideration of the practices of our comparator group and corporate and individual executive performance, for 2010, the Executive Compensation Committee approved base salary increases from 2009 levels for our Chief Executive Officer (10%) and our Chief Financial Officer (3%), resulting in base salaries at the 50th percentile of our comparator group. The base salaries for our other executive officers were not adjusted, as they were determined to be above the 50th percentile of our comparator group. For 2010, the Executive Compensation Committee also increased the target annual cash incentive award percentage for our Chief Executive Officer to 75% of base salary earnings to bring our Chief Executive Officer’s total cash compensation to fall at or around the 75th percentile of our comparator group. There was no change to the target annual cash incentive award percentages (45% of base salary earnings) for our other executive officers in 2010.

          Linking Compensation to the Attainment of Performance Goals. We use annual performance-based cash incentive awards to reward our executives for achieving annual financial and operational goals and to reward annual individual performance. The incentive potential is expressed as a percentage of base salary, determined with reference to the 75th percentile of our comparator group. This is intended to provide focus on annual corporate and individual goals without overemphasizing short-term performance, and to place at risk a significant portion of an executive’s annual cash compensation. The annual incentive award for our Chief Executive Officer is based 100% on the achievement of corporate goals. With regard to our other named executive officers, 75% of his or her annual incentive award is based on the achievement of corporate goals and 25% is based on the achievement of individual goals.
Our performance goals for the 2010 calendar year were based on the following: (i) Sustained Drug Delivery — Punctal Plug Development, (ii) Visudyne®, (iii) Development Programs — QLT091001 (our synthetic retinoid program) and QLT091568, (iv) Management of Organizational Change/Growth and (v) Management of Business to Drive Intermediate-Term Shareholder Value. These goals focus on profitably increasing revenues for our current product and maintaining a significant research and development reinvestment rate to fuel our long-term growth. The Executive Compensation Committee determined that we achieved or exceeded certain of our 2010 corporate goals; however, overall we achieved only 64.75% of our 2010 corporate goals, principally because the target goal criteria for the latanoprost punctal plug delivery system (“L-PPDS”) and U.S. Visudyne sales were not achieved. Therefore, the cash incentive compensation payment to our Chief Executive Officer was approximately 48.6% of his base salary for 2010. With regard to our other named executive officers, the individual goal achievement in 2010 varied between 95% and 115% due to each executive achieving, and in some cases, exceeding, certain individual goals unrelated to the L-PPDS program and U.S. Visudyne sales. Therefore, our cash incentive compensation payments to our other executive officers ranged from approximately 32.5% to 34.8% of their base salaries for 2010.
          Using Equity as a Key Component of Compensation. Equity awards serve to align the interests of our executive officers with those of our shareholders. Therefore, stock options are a key component of our compensation program. Equity awards, solely in the form of stock options, represented approximately 40% of our executive officers’ aggregate cash and equity compensation in 2010. Stock options more closely align the interests of our executives with those of our shareholders because the recipient will only realize a return on the option if our stock price increases over the term of the option. In addition, awards of stock options align with our growth strategy and provide significant leverage if our growth objectives are achieved, and place a significant portion of compensation at risk if our objectives are not achieved.
          Minimum Share Ownership Guidelines. In September 2009, the Board, on the recommendation of the Executive Compensation Committee, approved share ownership guidelines for executive officers. The share ownership guidelines encourage our Chief Executive Officer to own an amount equal to 1.5 times his base salary as of the date of the implementation of the guidelines, to be satisfied within four years from the implementation of the guidelines, and our other executive officers to each own an amount equal to 0.5 times his or her base salary as of the latest of the date of the implementation of the guidelines and the date he or she becomes an executive officer, in all cases to be satisfied within four years from the applicable date. The value of QLT stock options held by the executive officers is not counted towards fulfilling the share ownership guidelines. The minimum share ownership guidelines continued for 2010. As of April 14, 2011, our Chief Executive Officer and Chief Financial Officer have already achieved their respective target share ownership guidelines.
The Executive Compensation Committee’s decisions with respect to 2010 are discussed in more detail below. In addition, the compensation and benefits provided to our named executive officers for the last three fiscal years are set forth in detail in the Summary Compensation Table and other tables that follow this Compensation Discussion and Analysis, and in the footnotes and narrative material that accompany those tables.
          Compensation Governance and Best Practices. We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. The Executive Compensation Committee has, among other things, taken the following actions:
•	retained Radford, an Aon Consulting Company and independent compensation consultant, which reports directly to the Executive Compensation Committee;

•	incorporated compensation analytical tools such as market data for our comparator group for all compensation components, compensation history for each executive and walk-away analysis as part of its annual executive compensation review;

•	implemented share ownership guidelines which align our executives’ long-term interests with those of our shareholders and discourage excessive risk-taking;

•	implemented equity compensation grant procedures that comply with evolving best practices; and

•	implemented an annual process to review our incentive compensation and benefit programs and assess the risks related to our company-wide compensation structure, policies and programs.
Objectives of Our Compensation Program
          Compensation Philosophy. We are engaged in a highly specialized and competitive industry. Success in this environment requires talented and motivated executives. The goal of our named executive officer compensation program is to attract, retain and motivate executives and reward business successes that have the potential to increase shareholder value. The Executive Compensation Committee, which is composed of independent members of the Board, is responsible for implementing our executive compensation program and establishing corporate performance objectives and reviewing individual performance objectives that reward our named executive officers when those objectives are met. In considering executive compensation, the Executive Compensation Committee ensures that our total compensation program is competitive, supports our overall strategy and objectives, reflects both risk and reward for our named executive officers and aligns our executive officers’ interests with those of our shareholders. The combination of base salary, annual incentives and long-term incentives that we provide to our named executive officers is designed to accomplish this.
The Executive Compensation Committee obtains information from a number of sources, including North American surveys and reports on executive compensation in the biotechnology industry, as well as internally generated reports of executive compensation practices of a sub-group of biotechnology companies. To assist with its evaluation of executive compensation, the Executive Compensation Committee has the authority to retain independent compensation consultants. The Executive Compensation Committee has periodically engaged Radford to provide Director and executive compensation assessments and recommendations to the Executive Compensation Committee. Radford provides data on the compensation and relative performance of peer companies, provides opinions on the degree to which our compensation arrangements are consistent with market practices and our objectives, consults on other compensation matters as needed and, if applicable, recommends compensation guidelines and program designs. Additionally, a representative from Radford attends Executive Compensation Committee meetings at the request of the Executive Compensation Committee, including during in-camera sessions without members of management present, as appropriate.

          Components of the Compensation Package. At the foundation of the Executive Compensation Committee’s strategy is the principle that there should be both consequences for underperformance and incentives for outstanding performance. This is achieved through a compensation program that emphasizes fixed and variable components which make up the “pay mix” for each executive officer.
There are three major elements to our executive compensation:
•	Base salary;

•	Variable performance-based compensation, consisting of annual cash bonuses based on a comparison of individual and corporate performance to pre-set goals and objectives; and

•	Long-term incentives, consisting of annual grants of long-term stock options.
In addition, our executives are eligible to participate in the benefit plans generally available to all of our employees and to receive an annual executive medical screening consultation (as described in “Health and Life Benefits” below).
Our executive officers are paid in Canadian dollars but, for reporting purposes only, their compensation is set out below in U.S. dollars.
Determining Compensation
          Compensation Consultant and Peer Group. In early 2010, the Executive Compensation Committee engaged Radford to provide market data and a comprehensive executive compensation assessment intended to help inform our Executive Compensation Committee for 2010. The Executive Compensation Committee periodically adjusts our comparator group so that QLT compares itself with industry-appropriate peers of comparable size, revenue, market capitalization, and stage of product pipeline. The following 12 public biotechnology companies in the Radford 2009 Global Life Sciences Survey of biotechnology and life-sciences entities, located in North America, comprise our 2010 comparator group:

Canadian Peer Companies	U.S. Peer Companies

Angiotech Pharmaceuticals, Inc.	Enzon Pharmaceuticals, Inc.
Cardiome Pharma Corporation	Inspire Pharmaceuticals, Inc.
Labopharm Inc.	Ista Pharmaceuticals, Inc.
Jazz Pharmaceuticals, Inc.
Questcor Pharmaceuticals, Inc.
Santarus, Inc.
Sucampo Pharmaceuticals, Inc.
ViroPharma Incorporated
ZymoGenetics, Inc.
In considering the market data provided by Radford, the Executive Compensation Committee uses certain percentiles or range of percentiles from the comparative data as a reference point in determining the amount and mix of compensation for our named executive officers. The Executive Compensation Committee also considers many other factors in determining compensation, consistent with the

Company’s compensation philosophy. The result of the Executive Compensation Committee’s review of 2010 executive compensation is described below.
          Base Salary. Annual base salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within the Company. Base salaries for our named executive officers are benchmarked against the base salaries paid to executives with similar roles at the companies within our comparator group using the 50th percentile and the 75th percentile as reference points. Actual salaries reflect the Executive Compensation Committee’s consideration of numerous factors, including the individual named executive officer’s experience, length of service, position criticality, scope of responsibilities and performance. In determining whether to increase the base salary for a particular named executive officer, the Executive Compensation Committee considers the results of each named executive officer’s individual goal achievement and overall performance, comparative survey data for equivalent executive positions in our comparator group, along with the other elements of compensation received by our named executive officers.
After consideration of the Radford report and overall corporate and individual performance, in March 2010, the Board, on the recommendation of the Executive Compensation Committee, determined that the base salary of Mr. Butchofsky, our President and Chief Executive Officer, was significantly below the 50th percentile of our comparator group due to Mr. Butchofsky’s voluntary 10% base salary cut in 2007 (which reduced base salary remained constant through 2008 and 2009), and approved a 10% increase to Mr. Butchofsky’s salary, retroactive to January 1, 2010. Following the increase, Mr. Butchofsky’s base salary was restored to the 50th percentile of our comparator group. After consideration of the Radford report and Mr. Nelson’s sustained level of performance during his tenure, the Board, on the recommendation of the Executive Compensation Committee, also approved a 3% base salary increase for Mr. Nelson, our Chief Financial Officer, retroactive to January 1, 2010. Following the increase, Mr. Nelson’s base salary is at or around the 50th percentile of our comparator group.
The 2010 base salaries for Ms. Lupini and Mr. Lussow were determined to be above the 50th percentile of our comparator group at approximately the 75th percentile and, therefore, no adjustment was made by the Executive Compensation Committee. In reviewing Ms. Lupini and Mr. Lussow’s 2010 base salaries, the Executive Compensation Committee took into consideration the executives’ enhanced scope of responsibilities as a result of our corporate restructurings, their sustained performance levels and, in the case of Ms. Lupini, her 14 year tenure with the Company.
Dr. Panigrahi joined the Company in April 2010. According to survey data of equivalent positions, Dr. Panigrahi’s 2010 base salary was positioned between the 50th and 75th percentile of our comparator group. In approving Dr. Panigrahi’s base salary, the Executive Compensation Committee considered many factors, including the other components of Dr. Panigrahi’s total compensation package, the importance of the position for the Company and Dr. Panigrahi’s specialized qualification as an industry experienced ophthalmologist.
          Pay-at-Risk Compensation. We have a compensation philosophy that includes a pay-at-risk component under our annual cash incentive compensation program. The annual cash incentive award represents income at risk — it is only paid if and to the extent certain goals and objectives are met. The annual cash incentive compensation that each named executive officer is eligible to receive is based on a pre-determined target percentage of his or her base salary, determined in accordance with practices of our comparator group and taking into account scope and level of responsibility. The Executive Compensation Committee also believes that the success of the Company is based in part on the achievements of the named executive officers as a group and, therefore, the target annual award percentage is determined by considering competitive rates of incentive compensation for the named executive officers as a group and not just on a position-specific basis.

The target annual award percentage of base salary for each named executive officer is reviewed by the Executive Compensation Committee annually, using the 75th percentile of our comparator group as a reference point. When combined with base salaries, cash incentive awards provide the opportunity for a named executive officer to achieve total cash compensation, when targeted levels of performance are achieved or exceeded, exceeding the 50th percentile of our comparator group. We define “total cash compensation” as base salary plus annual target bonus under our annual cash incentive compensation program. The Executive Compensation Committee believes that, given our competitive industry, this pay-for-performance compensation strategy allows a biotechnology company in our location and of our size to competitively attract and retain talented executives while aligning the strategic interests of our executives and shareholders.
In March 2010, after consideration of the information provided by Radford, the Board, on the recommendation of the Executive Compensation Committee, determined to increase the target annual award percentage for Mr. Butchofsky, our President and Chief Executive Officer, from the existing target of 50% of base salary earnings to 75% of base salary earnings. The effect of this increase was to move Mr. Butchofsky’s target percentile of base salary to approximately 10% above the 75th percentile of our comparator group. The increased target percentage of base salary, when taken together with his above-noted 10% base salary increase to the 50th percentile of our comparator group, brought Mr. Butchofsky’s total cash compensation to fall at or around the 75th percentile of our comparator group. The Executive Compensation Committee believes this is an appropriate position for Mr. Butchofsky given the Company’s philosophy on pay-at-risk, which orients Mr. Butchofsky’s target annual total cash compensation such that it is more dependent on company performance, for which the President and Chief Executive Officer position is ultimately accountable.
According to the Radford report, the 45% target annual award percentage for each of Ms. Lupini and Messrs. Lussow and Nelson was determined to fall, in the case of Mr. Nelson, at the 50th percentile of our comparator group and, in the case of Ms. Lupini and Mr. Lussow, approximately 5% above the 75th percentile of our comparator group. Following a review of each of the named executive officer’s scope and level of responsibility within the Company, the Executive Compensation Committee did not adjust the 45% target annual award percentage for these named executive officers in 2010.
In light of the proposed scope of responsibilities assigned to Dr. Panigrahi in 2010, his target annual award percentage was also positioned at 45% of base salary earnings and, according to market data provided by Radford, fell at or around the 75th percentile of our comparator group in 2010.
The amount of annual cash incentive compensation that our executive officers were eligible to receive for 2010 is as follows:

		Range of Possible Bonus	Weighting between
	Target Bonus (as a % of	Payment (as a % of base	Corporate and
Level	base salary)	salary) (1)	Individual Goals
Chief Executive Officer	75%	0 - 150%	100% Corporate
Chief Financial Officer and Senior Vice Presidents	45%	0 - 90%	75% Corporate / 25% Individual

(1)	Executive officers may attain between 0% and 200% of their individual goals, depending on performance. Executive officers may attain between 0% and 200% of a corporate goal, depending on the extent to which the goal is achieved.

The breakdown between corporate and individual objectives that determine the cash payout amounts are weighted heavily toward overall achievement of corporate objectives to align our executives with objective measures of corporate performance while ensuring that specific functional/departmental objectives are also achieved so to align employees below the executive level.
Establishing Goals
          Individual Goals. At the beginning of each performance year period and thereafter each quarter, the criteria for assessing an individual named executive officer’s performance (other than that of the Chief Executive Officer) are developed and reviewed by the Chief Executive Officer in consultation with the particular named executive officer. The individual goals are primarily objective and measurable, relate to the individual named executive officer’s area of responsibility and are designed to facilitate the achievement of our corporate goals. It is possible for a named executive officer to attain between 0% and 200% of his or her individual goals depending on performance, although the Executive Compensation Committee has the discretion to recognize additional factors and award bonuses outside of this range. The extent to which those individual goals have been achieved or exceeded is determined largely from the annual performance recommendations for each of the other named executive officers prepared by the Chief Executive Officer and approved by the Executive Compensation Committee. Cash incentive compensation for the Chief Executive Officer is determined based solely on achievement of the corporate goals as approved by the Board.
          Corporate Goals. Also, at the beginning of each performance year period, the criteria for assessing QLT’s performance are: (i) developed by the Chief Executive Officer in consultation with management, (ii) reviewed and approved by the Executive Compensation Committee, (iii) approved by the Board, and (iv) communicated to the participants. In early 2010, on the recommendation of the Executive Compensation Committee, the Board approved specific corporate goals for QLT to achieve. The corporate goals for 2010, and our assessment of how successful we were in attaining those goals, are described below.
The Executive Compensation Committee recommended, and the Board set, the following high-level goals and the relative weighting for each goal for QLT for 2010. Our strategic plans, corporate goal achievements from prior years and industry trends assist in determining realistic but challenging goals for each year. The weights are intended to reflect the relative priority, importance and impact of each objective on the Company’s successes.
•	Sustained Drug Delivery — Punctal Plug Development: 40% — based on the achievement of specified milestones related to clinical development and product research and development for the punctal plug drug delivery program;

•	Visudyne®: 15% — based on the achievement of target U.S. Visudyne sales and the achievement of specified milestones related to U.S. distribution and sales force infrastructure;

•	Development Programs: 20% — based on the achievement of specified milestones for the synthetic retinoid program related to clinical development progress and positive results and the achievement of specified milestones for the QLT091568 research and development program;

•	Manage Organizational Change / Growth: 5% — based on the completion of certain key new hires; and

•	Manage Business to Drive Intermediate-Term Shareholder Value: 20% — based on improving shareholder value by achieving target adjusted EBITDA plus Contingent Consideration of $15 million and pursuing strategic acquisition or in-licensing opportunities for our ocular pipeline.

Adjusted EBITDA plus Contingent Consideration is a non-GAAP financial measure we define as Operating Income (loss), plus Depreciation, plus Stock Based Compensation, plus Contingent Consideration earned during the period. Our “contingent consideration” represents amounts payable to us in connection with the sale of our U.S. subsidiary, QLT USA, Inc. For further information see the Company’s Annual Report on Form 10-K for fiscal 2010.
To reflect the relative value of each achievement to the resulting value for QLT and our shareholders, within each goal, the Executive Compensation Committee set out criteria that must be reached for the goal to be met. The Executive Compensation Committee did not modify any performance targets during 2010 to reflect changes in financial budgets or goals upon which the target objectives were dependent.
          Evaluating Goal Achievement
After each fiscal year, our Chief Executive Officer presents a recommendation to the Executive Compensation Committee for performance bonus payments based on the results achieved as compared to targets established for that fiscal year. The Executive Compensation Committee has the discretion to award the amount corresponding to that level of achievement, or to modify the award payable if it believes a modification would be in the best interests of QLT and its shareholders. In performing its assessment, the Executive Compensation Committee may also consider market, business or organizational factors that may have impacted achievement of a specific goal.
In early 2011, the Executive Compensation Committee considered the performance of QLT relative to the corporate objectives set in early 2010. Based on the achievement of QLT against those specific goals, the Executive Compensation Committee determined that QLT achieved 64.75% of its 2010 corporate goals. The following chart illustrates the level of achievement of the 2010 corporate goals:

Goal	Target %	Actual %
Sustained Drug Delivery — Punctal Plug Development	40%	13.75
Visudyne	15%	5%
Development Programs	20%	26%(1)
Manage Organizational Change/Growth	5%	5%
Manage Business to Drive Intermediate-Term Shareholder Value	20%	15%
Total	100%	64.75%

(1)	26% represents that the Development Programs goal was achieved at a level equal to 130% of the 20% target.
In evaluating our performance against the goals established for 2010, and determining the extent to which those goals were successfully achieved, the Executive Compensation Committee recognized the following factors, among others:
•	Sustained Drug Delivery — Punctal Plug Development: The Executive Compensation Committee recognized that certain progress was made in the punctal plug drug delivery program, including the Phase II clinical proof-of-concept study for the olopatadine punctal plug delivery system (“O-PPDS”) in patients with allergic conjunctivitis. However, the target goal criteria for the L-PPDS for glaucoma were not achieved in 2010 and the interim results of the O-PPDS study were determined in early 2011 to be equivocal, leading to a suspension of the O-PPDS program pending the outcome of the ongoing L-PPDS Phase II clinical study. As a result, QLT was determined to achieve only 13.75% out of a possible 40% with respect to this goal.

•	Visudyne: Operational objectives for U.S. distribution and sales force infrastructure for Visudyne were achieved in 2010; however, we did not achieve our U.S. Visudyne sales goal. As a result, QLT achieved 5% out of a possible 15% for this goal.

•	Development Programs: The results related to our other development programs were mixed. The Company completed formulation and development work on QLT091568 in 2010; however, as a result of this and in consideration of our research and development priorities, we discontinued development of QLT091568. In connection with QLT091001, our synthetic retinoid, the Executive Compensation Committee recognized that we achieved certain target milestones for our Phase Ib clinical proof-of-concept study for the treatment of Leber Congenital Amaurosis (“LCA”). The Executive Compensation Committee also gave consideration to additional achievements related to the synthetic retinoid program made during the year that were not articulated or contemplated in the 2010 criteria for the development programs objectives as follows: (i) the expansion of the Phase Ib clinical proof-of-concept trial to include adult patients with LCA, (ii) the expansion of the Phase Ib clinical proof-of-concept trial to include patients with Retinitis Pigmentosa (“RP”), and (iii) the receipt of orphan drug designations for QLT091001 to treat LCA and RP by the U.S. Food and Drug Administration and positive opinions for orphan drug designations for QLT091001 to treat LCA and RP by the European Medicines Agency Committee for Orphan Medicinal Products. Each of these achievements were considered significant developments in advancement of the program, and were determined to enhance the goal achievement by an aggregate 10%. As a result, it was determined that QLT achieved, overall, 26% out of a target 20% for this goal.

•	Manage Organizational Change/Growth: The human resources organizational goals related to recruitment of key employees were accomplished, resulting in full goal achievement of 5% out of a possible 5%.

•	Manage Business to Drive Intermediate-Term Shareholder Value: The results related to our goals to drive intermediate-term shareholder value were also mixed. In 2010, we achieved $15.6 million in adjusted EBITDA plus Contingent Consideration compared with our target adjusted EBITDA plus Contingent Consideration of $15 million; however, our goals related to business development through strategic in-license or acquisitions were not achieved. The Executive Compensation Committee also gave consideration to the QLT stock price appreciation of approximately 47% and improved capital structure in 2010, which were determined to enhance the goal achievement by an aggregate 5%. As a result of these factors, it was determined that QLT achieved, overall, 15% out of a possible 20% for this goal.
Analysis of Named Executive Officers Compensation and Goals
          President and Chief Executive Officer. Our President and Chief Executive Officer has no individual goals and our corporate goals determine our President and Chief Executive Officer’s bonus. As noted above, the Executive Compensation Committee determined that QLT achieved 64.75% of its corporate goals for 2010, resulting in a 2010 annual cash incentive compensation payment to Mr. Butchofsky of $254,904, which represented approximately 48.6% of his base salary for 2010.
          Vice President, Finance and Chief Financial Officer. In 2010, the following individual goals were established for Mr. Nelson: (i) maintain integrity of, and identify additional efficiencies for, financial reporting and Sarbanes-Oxley compliance for QLT and its subsidiaries, (ii) successfully implement systems for U.S. subsidiary sales force expense management, processing and reporting for

Visudyne, (iii) lead team through intra-entity transfer of intellectual property to, among other things, enhance operational efficiencies, and (iv) effectively manage capital structure. Mr. Nelson was determined to have met, partially met or exceeded each of these goals, to achieve, overall by percentage, 105% of his individual goals for 2010. Based upon the achievement of the corporate goals and his individual goals, and the relative weighting between them (75% dependant upon corporate goal achievement; 25% dependant upon individual goal achievement), Mr. Nelson was awarded a cash incentive compensation amount for 2010 equal to $114,906, which represented approximately 33.7% of his base salary for 2010.
          Senior Vice President, Human Resources and Organizational Development. In 2010, the following individual goals were established for Ms. Lupini: (i) recruit key hires for regulatory and research and development lead roles and other key personnel, including U.S. sales force and medical science liaisons, (ii) establish infrastructure, benefits program and compensation system for commercial subsidiaries, including overall policy development to support commercial activities and staff, and (iii) oversee management of leased facilities. Ms. Lupini was assessed as having met, partially met or exceeded each of these goals, to achieve, overall by percentage, 115% of her individual goals for 2010. Based upon the achievement of the corporate goals and her individual goals, and the relative weighting between them (75% dependant upon corporate goal achievement; 25% dependant upon individual goal achievement), Ms. Lupini was awarded a cash incentive compensation amount for 2010 equal to $96,655, which represented approximately 34.8% of her base salary for 2010.
          Senior Vice President, Business Development and Commercial Operations. In 2010, the following individual goals were established for Mr. Lussow: (i) identify, evaluate and negotiate strategic business development initiatives consistent with overall corporate strategy, (ii) complete out-license of rights to lemuteporfin, and (iii) oversee establishment of U.S. commercial operations and Visudyne compliance program. Mr. Lussow was assessed as having met, partially met or exceeded each of these goals, to achieve, overall by percentage, 95% of his individual goals for 2010. Based upon the achievement of the corporate goals and his individual goals, and the relative weighting between them (75% dependant upon corporate goal achievement; 25% dependant upon individual goal achievement), Mr. Lussow was awarded a cash incentive compensation amount for 2010 equal to $101,254, which represented approximately 32.5% of his base salary for 2010.
          Senior Vice President, Research and Development and Chief Medical Officer. In 2010, the following individual goals were established for Dr. Panigrahi, who was employed by the Company from April 2010 until February 2011: (i) initiate and execute Phase II punctal plug drug delivery clinical trials in each of the O-PPDS and L-PPDS programs, (ii) lead development of regulatory plan for QLT091001 in the U.S. and Europe, (iii) complete the Phase Ib clinical proof-of-concept study for QLT091001 in LCA patients, and (iv) advance development work on QLT091568. Dr. Panigrahi was assessed as having met, partially met or exceeded each of these goals, to achieve, overall by percentage, 95% of his individual goals for 2010. Based upon the achievement of the corporate goals and his individual goals, and the relative weighting between them (75% dependant upon corporate goal achievement; 25% dependant upon individual goal achievement), Dr. Panigrahi was awarded a cash incentive compensation amount for 2010 equal to $84,197, which represented approximately 32.7% of his base salary for 2010, prorated to reflect his employment commencement date of April 29, 2010.
In 2010, Dr. Panigrahi’s compensation package for joining the Company also included a $203,923 signing bonus and an aggregate $300,047 for reimbursement of expenses associated with Dr. Panigrahi’s resignation from a former employer, relocation to our corporate headquarters in Vancouver, leasing accommodation and personal and family healthcare services, all as more particularly described below in the 2010 Summary Compensation Table. Dr. Panigrahi’s compensation package was the result of arm’s length negotiation, and was approved by the Board on the recommendation of the Executive

Compensation Committee, following its consideration of a number of factors, including market data of equivalent positions provided by Radford, position criticality and specialization, the limited number of qualified candidates, Dr. Panigrahi’s specific qualifications and the need to relocate Dr. Panigrahi to Canada.
          Equity Grants Policy. Equity compensation represents a significant portion of named executive officer total compensation at QLT. The amount and type of equity awards are intended to align our named executive officers’ interests with shareholder interests, increasing named executive officer compensation derived from sustained increases in the value of our common stock. These equity-based awards also serve as a retention incentive. In setting the equity compensation levels of our named executive officers, the Executive Compensation Committee considers the prior grants of stock options to the named executive officer, the level of responsibility and expected future contributions of the named executive officer, the performance of the named executive officer in the year, the total cash compensation level of the named executive officer, the fair value of long term incentives awarded to executives in similar positions in our comparator group, and the ability of stock options to retain executive officers.
QLT currently maintains one equity compensation plan, the QLT Plan, as discussed under “Securities Authorized for Issuance Under Equity Compensation Plans” below in this Proxy Statement, which provides for the issuance of stock options to executive officers, Directors, employees and consultants of QLT and its affiliates. Option grants are meant to directly link executive compensation to value creation for shareholders, and the amount (if any) each executive ultimately realizes from the options depends solely on the increase in value of our shares from the date of grant through the date of exercise.
Our Board has adopted a policy for granting equity awards to all employees, including our executive officers. Pursuant to that policy, and as was our practice in the past, only our Board or the Executive Compensation Committee are authorized to grant equity awards and, except in the case of awards for new hires, equity awards will be decided once a year at a regularly scheduled meeting. Under the QLT Plan, as amended and restated effective May 5, 2009, all stock option grants are approved after the market close and the exercise price of stock options will not be less than the closing price on the TSX on the date of grant.
All options granted to our named executive officers are exercisable for a term of five years and vest in 36 equal monthly instalments. In addition, in the event a named executive officer’s employment is terminated without cause (other than due to a change of control), 50% of the options then unvested will automatically vest. Whether or not the executive officer’s employment with us continues, 100% of the then unvested options will vest upon the occurrence of a change of control of QLT. The terms provide our executives with certain financial security that enhances our ability to attract and retain key employees. Although no longer the predominant practice in the industry, monthly vesting, in our view, continues to provide a balance between ongoing incentives and longer term retention.
According to the Radford report, the 2009 stock option grant to each of our named executive officers was at the 25th percentile of our comparator group in terms of value delivered to the named executive officer due to the Company’s stock price at that time. In May 2010, after consideration of the competitive benchmarking of the fair value of stock options previously granted and other information provided by Radford, the Executive Compensation Committee authorized a grant to our Chief Executive Officer of an option to purchase 200,000 shares of our common stock and to our other named executive officers, other than Dr. Panigrahi, of an option to purchase 80,000 shares of our common stock, each of which reflects grants made at the 50th percentile of our comparator group in terms of fair value of the award made to the named executive officer. Dr. Panigrahi received an enhanced stock option grant of an option to purchase 300,000 shares of our common stock, reflecting a “new hire” grant, which is typically two times higher than an annual grant. The stock option grants to our named executive officers in 2010 were made in accordance with our equity grants policy, are exercisable for a term of five years and vest in 36 equal monthly instalments.
          Minimum Share Ownership Guidelines for Executive Officers. To further align our executives’ financial interests with those of our shareholders, in September 2009, the Board, on the recommendation of the Executive Compensation Committee, approved share ownership guidelines for executive officers, encouraging share ownership as follows:
•	Chief Executive Officer: an amount equal to 1.5 times the Chief Executive Officer’s annual base salary in September 2009 (the date of the share ownership guideline implementation), satisfied within four years from the date of assuming the position of Chief Executive Officer;

•	Other named executive officers: an amount equal to 0.5 times the named executive officer’s annual base salary (determined on the latest of: (i) September 2009; (ii) the date they are hired into a position as an executive officer; and (iii) the date they assume a new position as an executive officer), satisfied within four years from such applicable date (for each of our current named executive officers, being September 2013).
The value of QLT stock options held by the executives is not counted towards fulfilling the share ownership guidelines. The value of the shares owned for the purposes of fulfilling the share ownership guidelines is determined as the greater of the acquisition cost or the market value at the time of the determination. Compliance with the share ownership guidelines is evaluated on an annual basis by the Corporate Governance and Nominating Committee. As of April 14, 2011, Messrs. Butchofsky and Nelson have satisfied the guidelines. Ms. Lupini and Mr. Lussow are progressing toward satisfying the guidelines. As Dr. Panigrahi is no longer employed by the Company, he is no longer subject to these guidelines.
          Health and Life Benefits. Our named executive officers receive medical, dental, life insurance and other benefits generally made available to all of our employees. In addition, our named executive officers may participate in a screening and disease prevention program, under which our named executive officers and their immediate family members are eligible to obtain a full medical and disease prevention evaluation each year reimbursed by QLT as a taxable benefit and subject to certain fee caps agreed upon by QLT with the external benefit provider.
          Registered Retirement Savings Plan (RRSP) Matching Program. Our named executive officers are eligible, along with all other QLT employees resident in Canada, to participate in our registered retirement savings plan (RRSP) matching program. Under this program, we match the amount contributed by the named executive officer into his or her RRSP annually (or into QLT’s group RRSP Plan) up to 50% of the annual maximum amount allowable by the Canada Revenue Agency, less any applicable tax withholdings.
          Tax and Accounting Considerations. The Board and the Executive Compensation Committee generally consider the financial accounting and tax implications of their named executive officer compensation decisions. While generally QLT is not subject to tax in the United States, when applicable, the Executive Compensation Committee and the Board will consider the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our named executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for our Chief Executive Officer and each of the other named executive officers (other than our Chief Financial Officer), unless compensation is performance-based. The Executive Compensation Committee, where it determines that Section 162(m) is applicable and it is reasonably practicable, will seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m).

Compensation of Executive Officers
2010 Summary Compensation Table
The following table summarizes total compensation for the 2010, 2009 and 2008 fiscal years earned by our named executive officers.

						Non-Equity
					Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus		Award	Compensation	Compensation		Total
Position	Year	(US$)(1)	(US$)		(US$)(2)	(US$)	(US$)(3)		(US$)
Robert L. Butchofsky	2010	$524,899	—		$509,555	$254,904	$15,828	(4)	$1,305,186
President and Chief Executive Officer	2009	$430,599	—		$218,323	$153,939	$8,763		$811,624
	2008	$460,976	—		$563,471	$374,543	$12,697		$1,411,687

Cameron R. Nelson	2010	$341,317	—		$203,822	$114,906	$10,196		$670,241
Vice President, Finance and Chief	2009	$299,027	—		$87,329	$105,800	$21,074		$513,230
Financial Officer	2008	$320,122	—		$187,824	$129,587	$12,753		$650,286

Linda M. Lupini	2010	$277,819	—		$203,822	$96,655	$10,196		$588,492
Senior Vice President, Human	2009	$250,699	—		$87,329	$88,701	$8,763		$435,492
Resources and Organizational	2008	$268,385	—		$187,824	$108,917	$8,912		$574,038
Development

Alexander R. Lussow	2010	$311,161	—		$203,822	$101,254	$13,498	(5)	$629,734
Senior Vice President,	2009	$280,786	—		$87,329	$99,346	$9,201		$476,662
Business Development and	2008	$297,378	—		$187,824	$117,994	$11,480		$614,676
Commercial Operations

Dipak Panigrahi	2010	$257,845	$203,923	(7)	$764,333	$84,197	$300,047	(8)	$1,610,345
Senior Vice President, Research and Development and Chief Medical Officer(6)

*	Note: where amounts shown were paid or priced in Canadian dollars, amounts for 2010 set out in the Summary Compensation Table represent the U.S. dollar equivalent to those amounts converted using an average of 2010 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = CAD$1.0298. Amounts for 2009 were converted using an average of 2009 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = CAD$1.1412. Amounts for 2008 were converted using an average of 2008 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = CAD$1.0660.

(1)	Annual salaries were paid in Canadian dollars but are stated here in U.S. dollars for reporting purposes only. Except as otherwise stated in this footnote 1, annual base salaries for each named executive officer above differ for the 2008, 2009 and 2010 annual salaries due to the change in the Canadian to U.S. dollar exchange rates during each year. Mr. Lussow received a base salary increase of 3% for 2008 (effective May 14, 2008). Mr. Butchofsky’s annual base salary for 2008 and 2009 reflects his voluntary 10% base salary pay cut taken in 2007. Mr. Butchofsky’s annual base salary for 2010 reflects his base salary increase of 10% for 2010. Mr. Nelson received a base salary increase of 3% for 2010. See the “Compensation Discussion and Analysis” section above for further details.

(2)	Amounts reported reflect the grant date fair value of options granted, calculated in accordance with ASC Topic 718 for share-based payment transactions and exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions made in the valuations reflected in this column, see the Company’s Annual Report on Form 10-K under Note 14 to the Consolidated Financial Statements for fiscal 2010.

(3)	Of the amount reported for each of Ms. Lupini and Messrs. Butchofsky and Nelson for 2010, $10,196 constitutes contribution matching under QLT’s registered retirement savings plan (RRSP) matching program. Dr. Panigrahi was not eligible to contribute to an RRSP in 2010.

(4)	Of the amount reported, $5,632 constitutes a taxable benefit reimbursement for personal and family healthcare services.

(5)	Of the amount reported, $10,682 constitutes contribution matching under QLT’s registered retirement savings plan (RRSP) matching program and $2,816 constitutes a taxable benefit reimbursement for personal healthcare services.

(6)	Dr. Panigrahi was employed by the Company from April 2010 until February 2011.

(7)	Amount reported constitutes a signing bonus.

(8)	Amount reported consists of (i) $195,261 for reimbursement of resignation costs to Dr. Panigrahi, consisting of signing bonus and relocation and moving costs which were paid to Dr. Panigrahi by a previous employer and which Dr. Panigrahi was required to repay as a result of his resignation from a previous employer, (ii) $29,132 for reimbursement of leasing accommodations in Vancouver from August 2010 through December 2010, (iii) $6,603 for a taxable benefit reimbursement for personal and family healthcare services, and (iv) $69,051 associated with Dr. Panigrahi’s relocation to Vancouver.
Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2010 Table
The following table provides certain information concerning each grant of an award made to a named executive officer in fiscal 2010.

				All Other
				Option
				Awards:	Exercise
		Estimated Future Payouts		Number of	or Base	Grant Date
		Under Non-Equity Incentive		Securities	Price of	Fair Value
		Plan Awards		Underlying	Option	of Stock
		Target	Maximum	Options	Awards	and Option
Name	Grant Date	($)(1)	($)(1)	(#)	($/Sh)(2)	Awards ($)(3)
Robert L.		$393,674	$787,348
Butchofsky	05/21/10			200,000	$6.09	$509,555

Cameron R.		$153,593	$307,185
Nelson	05/21/10			80,000	$6.09	$203,822

Linda M.		$125,019	$250,037
Lupini	05/21/10			80,000	$6.09	$203,822

Alexander R.		$140,022	$280,044
Lussow	05/21/10			80,000	$6.09	$203,822

Dipak		$116,030	$232,061
Panigrahi	05/21/10			300,000	$6.09	$764,333

(1)	Amounts represent the Target and Maximum for the Company’s cash incentive compensation program for 2010. See the section entitled “Compensation Discussion and Analysis - Analysis of Named Executive Officers Compensation and Goals” above for a discussion of non-equity incentive plan payouts. There is no threshold minimum amount that could be paid as a bonus under the Company’s cash incentive compensation program for 2010.

(2)	Options were granted/priced in Canadian dollars at CAD$6.27 but have been converted to U.S. dollars for disclosure purposes using an average of 2010 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = CAD$1.0298.

(3)	The grant date fair value of options granted was calculated in accordance with ASC Topic 718 for share-based payment transactions and exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions made in the valuations reflected in this column, see the Company’s Annual Report on Form 10-K under Note 14 to the Consolidated Financial Statements for fiscal 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End Table
The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of the 2010 fiscal year.

Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable(1)	Unexercisable	($)(2)	Date(3)
Robert L. Butchofsky	38,889	161,111	$6.09 ($6.27 CAD)	May 20, 2015
	131,944	118,056	$2.37 ($2.44 CAD)	May 3, 2014
	387,500	62,500	$3.62 ($3.73 CAD)	May 16, 2013
	250,000	—	$8.23 ($8.48 CAD)	May 16, 2012
	250,000	—	$8.17 ($8.41 CAD)	March 12, 2011

Cameron R. Nelson	15,556	64,444	$6.09 ($6.27 CAD)	May 20, 2015
	52,778	47,222	$2.37 ($2.44 CAD)	May 3, 2014
	129,167	20,833	$3.62 ($3.73 CAD)	May 16, 2013
	90,000	—	$8.23 ($8.48 CAD)	May 16, 2012
	135,000	—	$8.17 ($8.41 CAD)	March 12, 2011

Linda M. Lupini	15,556	64,444	$6.09 ($6.27 CAD)	May 20,2015
	52,778	47,222	$2.37 ($2.44 CAD)	May 3, 2014
	129,167	20,833	$3.62 ($3.73 CAD)	May 16, 2013
	75,000	—	$8.23 ($8.48 CAD)	May 16, 2012
	80,000	—	$8.17 ($8.41 CAD)	March 12, 2011

Alexander R. Lussow	15,556	64,444	$6.09 ($6.27 CAD)	May 20, 2015
	52,778	47,222	$2.37 ($2.44 CAD)	May 3, 2014
	129,167	20,833	$3.62 ($3.73 CAD)	May 16, 2013
	45,000	—	$8.23 ($8.48 CAD)	May 16, 2012
	70,000	—	$7.56 ($7.79 CAD)	July 16, 2011

Dipak Panigrahi(4)	58,333	241,667	$6.09 ($6.27 CAD)	May 20, 2015

(1)	All stock options vest in equal instalments over 36 months from the date of grant.

(2)	All stock options were granted with an exercise price denominated in Canadian dollars. Exercise prices have been converted to U.S. dollars for disclosure purposes using an average of 2010 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = CAD$1.0298.

(3)	All stock options have a term expiring five years from the date of grant.

(4)	Dr. Panigrahi’s last day of employment with QLT was February 22, 2011. Pursuant to the terms of his stock option agreement previously entered into with QLT, on February 22, 2011, 50% of his stock options then unvested automatically vested and became exercisable. Any unexercised options will expire on May 23, 2011.
Option Exercises and Stock Vested Table
No stock options were exercised by our named executive officers in fiscal 2010. None of our named executive officers hold stock awards.
Pension Benefits Table
We do not have any pension plans for our named executive officers.

Nonqualified Deferred Compensation Table
We do not have any nonqualified deferred compensation plans for our named executive officers.
Post-Employment Compensation and Change in Control Arrangements
We have entered into the employment agreements summarized below with our named executive officers.
          Employment Agreement with Mr. Butchofsky. In 2005, Mr. Butchofsky entered into an employment agreement with QLT under which he was appointed Acting Chief Executive Officer. On February 27, 2006, he was promoted to President and Chief Executive Officer. Under the terms of Mr. Butchofsky’s employment agreement, in the event that QLT terminates Mr. Butchofsky’s employment without cause, Mr. Butchofsky is entitled to payment of salary and cash incentive compensation earned to the date of termination and (a) notice or pay in lieu of notice equal to (i) 18 months’ base salary, plus one month of additional base salary for each year of employment after September 2006, up to a maximum of 24 months, and (ii) cash incentive compensation for the applicable severance period at the target level, (b) an amount to compensate for the cost of lost health-related benefits, and (c) payment for out placement counselling services to assist the executive officer in seeking alternative employment. Following termination of employment, Mr. Butchofsky will be bound by the terms of a non-competition and non-solicitation agreement, which prohibits him from participating in a competitive business or soliciting our customers or employees for a period of two years following the termination of his employment.
          Employment Agreements with Ms. Lupini, Dr. Panigrahi and Messrs. Nelson and Lussow. Ms. Lupini, Dr. Panigrahi and Messrs. Nelson and Lussow each entered into employment agreements with QLT which are similar in form in all material respects. Under those employment agreements, during their employment, each executive officer is entitled to base salary, cash incentive compensation under our cash incentive compensation plan, participation in our stock option plan, and other health related benefits and registered retirement savings plan employer matching contributions. Except as stated below, in the event that QLT terminates the employment of the executive officer without cause, the employment agreements provide that each executive officer is entitled to six months’ notice (twelve months’ notice in the case of Mr. Lussow and Dr. Panigrahi) plus one additional month of base salary for each year of service (to a maximum of 24 months in total), (b) payment of salary and bonus earned to the date of termination as if all corporate and individual goals for that year have been achieved but not exceeded, (c) an amount to compensate the executive officer for lost benefits during the notice period, and (d) payment for out placement counselling services to assist the executive officer in seeking alternative employment. Following termination of employment, each executive will be bound by the terms of a non-competition and non-solicitation agreement, which prohibits the executive from participating in a competitive business or soliciting our customers or employees for a period of one year following the termination of his or her employment.
          Letter Agreement with Dr. Panigrahi. Dr. Panigrahi’s last day of employment with QLT was February 22, 2011. Pursuant to a letter agreement between Dr. Panigrahi and QLT relating to his departure, Dr. Panigrahi received a lump sum payment in the aggregate amount of $520,301 (the details of which are set forth in his table below under “Potential Payments upon Termination or Change of Control”), continuation of certain health-related benefits until March 21, 2011, and is entitled to receive accommodation payments up to $5,826 (CAD $6,000) per month while residing in Vancouver until February 21, 2012, all in full and final settlement of his contractual entitlements. Dr. Panigrahi executed a release in connection with receipt of his separation payments. Pursuant to the terms of his stock option agreement previously entered into with QLT, on February 22, 2011, 50% of his then unvested stock options automatically vested and became exercisable. Any unexercised options will expire on May 23, 2011.

          Stock Options. Stock options that have been awarded to a named executive officer, but that have not vested upon termination, are to be dealt with pursuant to the terms of the stock option agreements entered into between QLT and its named executive officers, which provide:
•	In the event of retirement, unless otherwise determined by the Executive Compensation Committee, (1) if the executive officer has worked with the Company for at least 20 years, or (2) is at least 60 years of age and has worked continuously on behalf of the Company for at least five years, then all of his or her previously unvested stock options will vest, and all stock options will remain exercisable until the expiration date of the stock options. In the event of retirement where neither (1) or (2) above is applicable, and the retiree has received the consent of the Executive Compensation Committee, then the retiree’s stock options will immediately vest and will terminate upon the earlier of (a) 90 days following the retirement date, or (b) the expiration date of the stock option.

•	In the event of death or termination due to disability, all previously unvested stock options of the named executive officer will vest, and all stock options will remain exercisable until the earlier of (a) twelve months following the date of death, or termination due to disability, of the named executive officer, or (b) the expiration date of the stock option.

•	In the event of a termination of the named executive officer’s employment other than for cause, one-half of the previously unvested stock options of the executive officer will vest. All vested stock options will remain exercisable until the earlier of (a) 90 days following his or her termination of employment, or (b) the expiration date of the stock option.
          Change of Control Agreements. Separate change of control agreements have been entered into with our executive officers, including the President and Chief Executive Officer. The change of control agreements contain “double-trigger” change of control severance provisions, such that the change of control does not, by itself, trigger the severance entitlements. The change of control agreements provide that, in the event of termination by QLT of that executive officer’s employment without cause or by the executive officer after a triggering event (as the terms “cause” and “triggering event” are defined in the agreements) within a period of 24 months following a change of control in QLT, each executive officer will receive a severance payment equal to 18 months’ (or in the case of Mr. Butchofsky, 24 months’) base salary, an annual cash incentive compensation entitlement (calculated at the target cash incentive compensation entitlement that would otherwise have been paid during the severance period), the maximum Registered Retirement Savings Plan matching contribution to which the executive officer would otherwise be entitled during the severance period, amounts in lieu of certain other health and retirement benefits for the severance period, relocation expenses and out-placement counselling.
Under the stock option agreements entered into between QLT and its named executive officers, 100% of the then unvested options granted to the executive officers will vest upon the occurrence of a change in control.
A change of control includes an event in which any person acquires 35% or more of the voting securities of QLT, the sale of all or substantially all of the assets of QLT (other than to an affiliate of QLT or to an entity in which our shareholders held 65% of the voting securities prior to the sale), a merger or other reorganization involving QLT in which the original shareholders of QLT own less than 65% of the resulting merged entity, or a change in the majority of the Directors on the Board in any consecutive 24 month period or less such that a majority of the Board members ceases to comprise individuals who either have been (a) Board members continuously since the beginning of such period, or (b) appointed or nominated for election as Board members during such period by at least a majority of the Board members described in subsection (a) above who were still in office at the time the Board approved such appointment or nomination.
          Potential Payments upon Termination or Change in Control. The amount of compensation payable to our named executive officers in the event of a termination of employment or a change in control is set forth in the tables below. The amounts in the tables below were calculated assuming the termination of the executive officer’s employment occurred as of December 31, 2010.

Robert L. Butchofsky

					Termination
					due to
					Permanent
					Disability			Termination
				Termination	Causing			within 24 months
Benefits and			Termination	other than for	Inability to			after a Change in
Payments upon	Resignation	Retirement	for Cause	Cause	Act	Death		Control of QLT
Termination	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)		(US$)
Compensation:
Base Salary	—	—	—	$962,314 (1)	$962,314 (1)	—		$1,049,797 (2)
Cash Bonus
2010 Performance Period	—	—	—	$393,674 (3)	$393,674 (3)	$393,674	(3)	$393,674 (3)
Subsequent Performance Periods	—	—	—	—	—	—		$787,348
Stock Options
Unvested and Accelerated	—	$605,736	—	$302,868	$605,736	$605,736		$605,736
Benefits and Perquisites:
RRSP Contributions(4)	—	—	—	$10,682	$10,682	$10,682		$32,735
Benefits Compensation	—	—	—	$96,231 (5)	$96,231 (5)	$52,490	(6)	$104,980 (7)
Out Placement Counselling	—	—	—	$4,855	$4,855 (8)	—		$4,855
Moving Expenses	—	—	—	—	—	—		$50,000 (9)
Total	—	$605,736	—	$1,770,624	$2,073,492	$1,062,581		$3,029,124

*	Note: where amounts were agreed upon under the applicable agreements in Canadian dollars, the amounts for 2010 set out above represent the U.S. dollar equivalent to those amounts converted using an average of 2010 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = CAD$1.0298.

(1)	The base salary compensation is paid to the executive in either bi-weekly or monthly instalments or as a lump sum payment, at the option of QLT.

(2)	The base salary compensation is paid to the executive in one lump sum payment.

(3)	The bonus must be pro-rated with respect to the portion of the calendar year worked by the executive. As this table assumes that the termination occurs on the last day of the year, the amount shown represents the full year bonus as if all goals were met but not exceeded.

(4)	Assumes that the executive provides proof of a matching contribution for 2010.

(5)	The executive is entitled to continued benefit plan coverage for 30 days and to compensation of 10% of base salary for the balance of the severance period.

(6)	The executive is entitled to 10% of his annual base salary.

(7)	The executive is entitled to continued benefit plan coverage for 30 days and, at the election of the executive until a date not to exceed the severance period, to either continued benefit coverage or to compensation of 10% of base salary or any combination of the two.

(8)	The executive only becomes entitled to this amount if his employment is terminated if he becomes permanently disabled and is unable to perform his duties for a period exceeding six consecutive months or for a period of 180 days (not necessarily consecutive) during any period of 365 consecutive days, and thereafter he ceases to be disabled.

(9)	The amount shown for moving expenses is an estimate only of moving expenses and may be increased in the event the Company was required to reimburse the executive for the costs of the sale of the executive officer’s home in Vancouver. The actual expenses may vary depending on the relocation involved, if the executive officer does in fact relocate. If the executive officer does not relocate to find alternate employment, no amounts would be paid or reimbursed to the executive officer as moving expenses.

Cameron R. Nelson

					Termination
					due to			Termination
					Permanent			within 24
					Disability			months after a
				Termination	Causing			Change in
Benefits and			Termination	other than for	Inability to			Control of
Payments upon	Resignation	Retirement	for Cause	Cause	Act	Death		QLT
Termination	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)		(US$)
Compensation:
Base Salary	—	—	—	$455,089 (1)	$455,089 (1)	—		$511,975 (2)
Cash Bonus
2010 Performance Period	—	—	—	$153,593 (3)	$153,593 (3)	$153,593	(3)	$153,593 (3)
Subsequent Performance Periods	—	—	—	—	—	—		$230,389
Stock Options
Unvested and Accelerated	—	$236,892	—	$118,446	$236,892	$236,892		$236,892
Benefits and Perquisites:
RRSP Contributions(4)	—	—	—	$10,682	$10,682	$10,682		$27,158
Benefits Compensation	—	—	—	$45,509 (5)	$45,509 (5)	$34,132	(6)	$51,198 (7)
Outplacement Counselling	—	—	—	$4,855	$4,855 (8)	—		$4,855
Moving Expenses	—	—	—	—	—	—		$50,000 (9)
Total	—	$236,892	—	$788,173	$906,619	$435,298		$1,266,059

*	Note: where amounts were agreed upon under the applicable agreements in Canadian dollars, the amounts for 2010 set out above represent the U.S. dollar equivalent to those amounts converted using an average of 2010 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = CAD$1.0298.

(1)	The base salary compensation is paid to the executive in either bi-weekly or monthly instalments or as a lump sum payment, at the option of QLT.

(2)	The base salary compensation is paid to the executive in one lump sum payment.

(3)	The bonus must be pro-rated with respect to the portion of the calendar year worked by the executive. As this table assumes that the termination occurs on the last day of the year, the amount shown represents the full year bonus as if all goals were met but not exceeded.

(4)	Assumes that the executive provides proof of a matching contribution for 2010.

(5)	The executive is entitled to continued benefit plan coverage for 30 days and to compensation of 10% of base salary for the balance of the severance period.

(6)	The executive is entitled to 10% of his annual base salary.

(7)	The executive is entitled to continued benefit plan coverage for 30 days and, at the election of the executive until a date not to exceed the severance period, to either continued benefit coverage or to compensation of 10% of base salary or any combination of the two.

(8)	The executive only becomes entitled to this amount if his employment is terminated if he becomes permanently disabled and is unable to perform his duties for a period exceeding six consecutive months or for a period of 180 days (not necessarily consecutive) during any period of 365 consecutive days, and thereafter he ceases to be disabled.

(9)	The amount shown for moving expenses is an estimate only of moving expenses and may be increased in the event the Company was required to reimburse the executive for the costs of the sale of the executive officer’s home in Vancouver. The actual expenses may vary depending on the relocation involved, if the executive officer does in fact relocate. If the executive officer does not relocate to find alternate employment, no amounts would be paid or reimbursed to the executive officer as moving expenses.

Linda M. Lupini

					Termination
					due to			Termination
					Permanent			within 24
					Disability			months after a
				Termination	Causing			Change in
Benefits and			Termination	other than for	Inability to			Control of
Payments upon	Resignation	Retirement	for Cause	Cause	Act	Death		QLT
Termination	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)		(US$)
Compensation:
Base Salary	—	—	—	$439,880 (1)	$439,880 (1)	—		$416,728 (2)
Cash Bonus
2010 Performance Period	—	—	—	$125,019 (3)	$125,019 (3)	$125,019	(3)	$125,019 (3)
Subsequent Performance Periods	—	—	—	—	—	—		$187,528
Stock Options
Unvested and Accelerated	—	$236,892	—	$118,446	$236,892	$236,892		$236,892
Benefits and Perquisites:
RRSP Contributions(4)	—	—	—	$10,682	$10,682	$10,682		$27,158
Benefits Compensation	—	—	—	$43,988 (5)	$43,988 (5)	$27,782	(6)	$41,673 (5)
Outplacement Counselling	—	—	—	$4,855	$4,855 (7)	—		$4,855
Moving Expenses	—	—	—	—	—	—		—
Total	—	$236,892	—	$742,869	$861,315	$400,374		$1,039,853

*	Note: where amounts were agreed upon under the applicable agreements in Canadian dollars, the amounts for 2010 set out above represent the U.S. dollar equivalent to those amounts converted using an average of 2010 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = CAD$1.0298.

(1)	The base salary compensation is paid to the executive in either bi-weekly or monthly instalments or as a lump sum payment, at the option of QLT.

(2)	The base salary compensation is paid to the executive in one lump sum payment.

(3)	The bonus must be pro-rated with respect to the portion of the calendar year worked by the executive. As this table assumes that the termination occurs on the last day of the year, the amount shown represents the full year bonus as if all goals were met but not exceeded.

(4)	Assumes that the executive provides proof of a matching contribution for 2010.

(5)	The executive is entitled to continued benefit plan coverage for 30 days and, at the election of the executive until a date not to exceed the severance period, to either continued benefit coverage or to compensation of 10% of base salary or any combination of the two.

(6)	The executive is entitled to 10% of her annual base salary.

(7)	The executive only becomes entitled to this amount if her employment is terminated if she becomes permanently disabled and is unable to perform her duties for a period exceeding six consecutive months or for a period of 180 days (not necessarily consecutive) during any period of 365 consecutive days, and thereafter she ceases to be disabled.

Alexander R. Lussow

					Termination
					due to			Termination
					Permanent			within 24
					Disability			months after a
				Termination	Causing			Change in
Benefits and			Termination	other than for	Inability to			Control of
Payments upon	Resignation	Retirement	for Cause	Cause	Act	Death		QLT
Termination	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)		(US$)
Compensation:
Base Salary	—	—	—	$414,881 (1)	$414,881 (1)	—		$466,741 (2)
Cash Bonus
2010 Performance Period	—	—	—	$140,022 (3)	$140,022 (3)	$140,022	(3)	$140,022 (3)
Subsequent Performance Periods	—	—	—	—	—	—		$210,033
Stock Options
Unvested and Accelerated	—	$236,892	—	$118,446	$236,892	$236,892		$236,892
Benefits and Perquisites:
RRSP Contributions(4)	—	—	—	$10,682	$10,682	$10,682		$27,158
Benefits Compensation	—	—	—	$41,488 (5)	$41,488 (5)	$31,116	(6)	$46,674 (7)
Outplacement Counselling	—	—	—	$4,855	$4,855 (8)	—		$4,855
Moving Expenses	—	—	—	—	—	—		50,000 (9)
Total	—	$236,892	—	$730,374	$848,820	$418,712		$1,182,376

*	Note: where amounts were agreed upon under the applicable agreements in Canadian dollars, the amounts for 2010 set out above represent the U.S. dollar equivalent to those amounts converted using an average of 2010 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = CAD$1.0298.

(1)	The base salary compensation is paid to the executive in either bi-weekly or monthly instalments or as a lump sum payment, at the option of QLT.

(2)	The base salary compensation is paid to the executive in one lump sum payment.

(3)	The bonus must be pro-rated with respect to the portion of the calendar year worked by the executive. As this table assumes that the termination occurs on the last day of the year, the amount shown represents the full year bonus as if all goals were met but not exceeded.

(4)	Assumes that the executive provides proof of a matching contribution for 2010.

(5)	The executive is entitled to continued benefit plan coverage for 30 days and to compensation of 10% of base salary for the balance of the severance period.

(6)	The executive is entitled to 10% of his annual base salary.

(7)	The executive is entitled to continued benefit plan coverage for 30 days and, at the election of the executive until a date not to exceed the severance period, to either continued benefit coverage or to compensation of 10% of base salary or any combination of the two.

(8)	The executive only becomes entitled to this amount if his employment is terminated if he becomes permanently disabled and is unable to perform his duties for a period exceeding six consecutive months or for a period of 180 days (not necessarily consecutive) during any period of 365 consecutive days, and thereafter he ceases to be disabled.

(9)	The amount shown for moving expenses is an estimate only of moving expenses and may be increased in the event the Company was required to reimburse the executive for the costs of the sale of the executive officer’s home in Vancouver. The actual expenses may vary depending on the relocation involved, if the executive officer does in fact relocate. If the executive officer does not relocate to find alternate employment, no amounts would be paid or reimbursed to the executive officer as moving expenses.

Dipak Panigrahi

						Termination
						due to
						Permanent			Termination
						Disability			within 24
				Termination		Causing			months after a
Benefits and			Termination	other than for		Inability to			Change in
Payments upon	Resignation	Retirement	for Cause	Cause		Act	Death		Control of QLT
Termination(12)	(US$)	(US$)	(US$)	(US$)		(US$)	(US$)		(US$)
Compensation:
Base Salary	—	—	—	$382,356	(1)	$382,356 (1)	—		$573,534	(2)
Cash Bonus
2010 Performance Period	—	—	—	$116,030	(3)	$116,030 (3)	$116,030	(3)	$116,030	(3)
Subsequent Performance Periods	—	—	—	—		—	—		$258,090
Stock Options
Unvested and Accelerated	—	$615,713	—	$307,857		$615,713	$615,713		$615,713
Benefits and Perquisites:
RRSP Contributions(4)	—	—	—	—		—	—		—
Benefits Compensation	—	—	—	$38,236	(5)	$38,236 (5)	$38,236	(6)	$57,353	(7)
Accommodation	—	—	—	$69,916	(8)	—	—		—
Outplacement Counselling	—	—	—	$4,855		$4,855 (9)	—		$4,855
Moving Expenses	—	—	—	$55,000	(10)	—	—		$50,000	(11)
Total	—	$615,713	—	$974,250		$1,157,190	$769,979		$1,675,576

*	Note: where amounts were agreed upon under the applicable agreements in Canadian dollars, the amounts for 2010 set out above represent the U.S. dollar equivalent to those amounts converted using an average of 2010 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = CAD$1.0298.

(1)	The base salary compensation is paid to the executive in either bi-weekly or monthly instalments or as a lump sum payment, at the option of QLT.

(2)	The base salary compensation is paid to the executive in one lump sum payment.

(3)	The bonus must be pro-rated with respect to the portion of the calendar year worked by the executive. As this table assumes that the termination occurs on the last day of the year, the amount shown represents the bonus pro-rated from a commencement date of April 29, 2010, as if all goals were met but not exceeded.

(4)	Dr. Panigrahi was not eligible to contribute to an RRSP for 2010.

(5)	The executive is entitled to continued benefit plan coverage for 30 days and to compensation of 10% of base salary for the balance of the severance period.

(6)	The executive is entitled to 10% of his annual base salary.

(7)	The executive is entitled to continued benefit plan coverage for 30 days and, at the election of the executive until a date not to exceed the severance period, to either continued benefit coverage or to compensation of 10% of base salary or any combination of the two.

(8)	The executive is entitled to accommodation payments up to $5,826 (CAD $6,000) per month, while residing in Vancouver for up to 12 months from termination.

(9)	The executive only becomes entitled to this amount if his employment is terminated if he becomes permanently disabled and is unable to perform his duties for a period exceeding six consecutive months or for a period of 180 days (not necessarily consecutive) during any period of 365 consecutive days, and thereafter he ceases to be disabled.

(10)	The executive is entitled to reimbursement for moving expenses in the event of termination other than for cause within 12 months from commencement of employment if the relocation occurs within six months from the termination. The amount shown for moving expenses is an estimate only of moving expenses and in no event may exceed the amount originally paid for the moving expenses reimbursed by the Company to relocate the executive to Vancouver.

(11)	The amount shown for moving expenses is an estimate only of moving expenses and may be increased in the event the Company was required to reimburse the executive for the costs of the sale of the executive officer’s home in Vancouver. The actual expenses may vary depending on the relocation involved, if the executive officer does in fact relocate. If the executive officer does not relocate to find alternate employment, no amounts would be paid or reimbursed to the executive officer as moving expenses.

(12)	As of December 31, 2010, under the terms of the executive’s employment agreement, the Company agreed to reimburse the executive up to $200,000 for liabilities associated with his resignation from a previous employer (for repayment of signing bonus and relocation and moving costs) plus an additional amount to reimburse the executive for any taxes incurred by the executive as the result of any such reimbursement. As at December 31, 2010, the Company had paid the executive $195,261 and, therefore, as of December 31, 2010 up to an additional estimated $104,697 would be due and payable to the executive for potential income tax liabilities associated with the reimbursement.
Dr. Panigrahi’s last day of employment with QLT was February 22, 2011. The table below sets forth the actual payments made to Dr. Panigrahi and the grant date fair value of the accelerated vesting of stock options in connection with his departure, as discussed above under the heading “Post-Employment Compensation and Change in Control Arrangements”:

Amount
Benefits, Options and Payment Categories	(US$)(1)(2)
Compensation:
Base Salary	$366,424
2011 Performance Period Cash Bonus(3)	$24,984
Subsequent Performance Periods	—
Accelerated Vesting of Stock Options(4)	$286,625 (5)
Benefits and Perquisites:
RRSP Contributions	—
Benefits Compensation	$36,642
Reimbursement for Resignation Costs(6)	$92,251
Outplacement Counselling	—
Moving Expenses	—
Total	$806,926

(1)	The severance payments were paid to Dr. Panigrahi in Canadian dollars. The amounts set out in the above table represent the U.S. dollar equivalent of those payments converted using an average of 2010 noon buying rates published by the Federal Reserve Bank of New York: US$1.00 = CAD$1.0298.

(2)	Dr. Panigrahi is also entitled to accommodation payments up to $5,826 (CAD $6,000) per month until February 21, 2012, for a total of up to $69,916 (CAD $72,000), so long as Dr. Panigrahi resides in Vancouver. The accommodation payments will be made, if at all, on a quarterly basis, following receipt of evidence from Dr. Panigrahi that he resided in Vancouver during the quarter.

(3)	Dr. Panigrahi received his 2010 cash bonus prior to his departure from QLT.

(4)	Pursuant to the terms of his stock option agreement previously entered into with QLT, on February 22, 2011, 50% (112,500 stock options) of Dr. Panigrahi’s then unvested stock options automatically vested and became exercisable until May 23, 2011.

(5)	The grant date fair value of options granted was calculated in accordance with ASC Topic 718 for share-based payment transactions and exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions made in the valuation reflected in this figure, see the Company’s Annual Report on Form 10-K under Note 14 to the Consolidated Financial Statements for fiscal 2010.

(6)	This amount was paid to Dr. Panigrahi in connection with his employment agreement, as amended, in connection with his resignation from a previous employer. QLT reimbursed Dr. Panigrahi this amount, consisting of signing bonus and relocation and moving costs which were paid to Dr. Panigrahi by a previous employer and which Dr. Panigrahi was then required to repay as a result of his resignation from that employer.

Review, Approval or Ratification of Transactions with Related Persons
Each Director and nominee for election as Director delivers to the company annually a questionnaire that includes, among other things, a request for information relating to any transactions in which both the Director or nominee, or their family members, and the Company participates, and in which the Director or nominee, or such family member, has a material interest. Our Board is requested to review all such transactions reported to it by a Director or nominee in response to the questionnaire, or that are brought to its attention by management or otherwise. After review, the disinterested Directors would approve, ratify or disapprove such transactions. Management would also update the Board as to any material changes to proposed transactions as they occur.
COMPENSATION COMMITTEE REPORT
The Executive Compensation Committee has discussed and reviewed with management the Compensation Discussion and Analysis presented in this Proxy Statement. Based on such review and discussions, the Executive Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
EXECUTIVE COMPENSATION COMMITTEE
L. Jack Wood (Chair)
Bruce L.A. Carter
Ian J. Massey
*  *  *
Other Compensation Policies and Practices
The Company’s compensation programs are designed to provide competitive overall compensation packages to our executives and other employees, and include a mix of compensation elements based on achievement of both long-term and short-term objectives. The Executive Compensation Committee has reviewed such compensation policies and practices and concluded that they are not reasonably likely to have a material adverse effect on the Company, and that because of the appropriate mix of compensation elements, our compensation policies and practices do not create any incentives for employees to take inappropriate risks.
In order to determine if we have any compensation policies and practices that could create risks that would be reasonably likely to have a material adverse effect on us, our Executive Compensation Committee reviewed each of our compensation policies and practices to identify any factors that might pose potential risk and any mitigating or controlling factors which would balance these potential risks. In its assessment, the Executive Compensation Committee considered the mix of compensation elements made available to our executive officers and employees, which generally include a base salary component and a pay-at-risk component. The pay-at-risk component comprises (i) variable performance-based compensation, consisting of short-term incentives such as annual cash bonuses based on individual and corporate performance compared to pre-set goals and objectives, and (ii) long-term incentives, consisting of annual grants of long-term stock options.
The Executive Compensation Committee considered our policies and practices relating to setting the base salary and annual cash bonus levels for executive officers and employees in determining whether our compensation policies and practices are reasonably likely to have a material adverse effect on us. The

Executive Compensation Committee reviewed executive officer base salaries and annual cash bonus levels, and employed the resources of an outside consultant to establish executive officer cash compensation components and levels that are consistent with market practices and are benchmarked against a peer group of companies (using as reference points the 50th and 75th percentiles for base salaries and the 75th percentile for annual cash bonus levels), as described above under the heading “Compensation Discussion and Analysis.” The Executive Compensation Committee determined that, given our competitive industry, this compensation strategy allows us to competitively attract and retain talented executives while aligning the strategic interests of our executives and shareholders. We also employed the resources of an outside consultant to assist a working group of our executive officers (the “working group”) to establish the base salaries and annual cash bonus levels for other employees at levels that we believe are consistent with the biopharmaceutical industry and the subject employee’s geographic market. Following its assessment of executive officer base salaries and annual cash bonus levels, and upon the recommendation of the working group with respect to other employees’ base salaries and annual cash bonus levels, the Executive Compensation Committee determined that the cash compensation components and levels for both our executive officers and other employees were consistent with market practices, and that, because the principal component of total cash compensation is a fixed base salary amount, they do not encourage inappropriate risk-taking.
The Executive Compensation Committee also considered our equity compensation policies and practices in determining whether our compensation policies and practices are reasonably likely to have a material adverse effect on us. With respect to executive officers, the Executive Compensation Committee reviewed the use of annual stock option awards, generally having five year terms and vesting over 36 equal monthly instalments, as well as, in conjunction with this practice, the use of executive officers’ minimum share ownership guidelines, as described above under the heading “Compensation Discussion and Analysis.” The Executive Compensation Committee determined, in consultation with an outside consultant’s review of our executive compensation practices, including an analysis of the competitive benchmarking of the fair value of long-term incentives awarded in our peer group, that our equity compensation policies and practices for our executive officers align our executive officers’ interests with the interests of our shareholders. Furthermore, with the input from the working group, the Executive Compensation Committee considered the use of annual stock option awards for employees, generally having five year terms and vesting over 36 equal monthly instalments, and determined that, as a whole, our equity award practices as a component of compensation for our employees are consistent with industry practices. As a result of its evaluation of the equity component of our compensation practices for our executive officers and employees, the Executive Compensation Committee determined that our equity compensation policies and practices align the interests of our executive officers and employees with those of our shareholders and do not create incentives for our executive officers or employees to take unnecessary or inappropriate risks that could materially threaten our operating results, financial condition, reputation, business model and/or long-term shareholder value.
As a result of its assessment, the Executive Compensation Committee determined that our compensation policies and practices for our executive officers and employees are not reasonably likely to have a material adverse effect on us, and that because of the appropriate mix of compensation elements, our compensation policies and practices do not create any incentives for executive officers or employees to take inappropriate risks.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
QLT currently maintains one equity compensation plan, the QLT Plan. The shareholders and Directors of QLT have previously approved the QLT Plan, pursuant to which Directors, officers, employees and consultants of QLT and its affiliates may be granted stock options to acquire common shares. The QLT Plan was implemented to attract, retain and compensate persons who are important for the growth and success of QLT and to ensure that such persons’ interests are aligned with those of the shareholders. QLT adopted and the shareholders approved the QLT Plan on May 5, 2000 and the shareholders approved amendments to the QLT Plan on April 25, 2002. The QLT Plan was then amended and restated effective May 5, 2009 by approval of the Board and shareholders.
Currently under the QLT Plan, options to purchase up to 7,800,000 common shares may be issued, representing approximately 15.3% of the issued and outstanding common shares as at April 14, 2011. As of April 14, 2011, options to purchase a total of 5,352,701 common shares have been granted, representing approximately 10.5% of the issued and outstanding common shares, and leaving 1,601,216 common shares (approximately 3.2%) available for future option grants. As at April 14, 2011, 846,083 common shares have been issued pursuant to the exercise of options granted under the QLT Plan.
QLT’s non-employee Directors are eligible to receive grants under the QLT Plan, but as described above in the “Compensation of Directors” section, no options were granted to our non-employee Directors during 2010. In addition, please refer to the “Grants of Plan-Based Awards” table in this Proxy Statement for a listing of options granted to our named executive officers pursuant to the QLT Plan during the fiscal year ended December 31, 2010. During the fiscal year ended December 31, 2010, options with respect to 740,000 shares were granted to all executive officers as a group, and options with respect to 650,600 shares were granted to other employees. All other future awards under the QLT Plan are within the discretion of the Executive Compensation Committee, and therefore, it is not possible to determine the benefits that will be received in the future by participants under the QLT Plan.

The following table sets out information regarding our common shares that may be issued upon the exercise of options, warrants and other rights granted to employees, consultants or directors under our equity compensation plans, as of December 31, 2010:

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (QLT 2000 Incentive Stock Option Plan)	6,100,100	CAD$5.49	1,049,299
Equity compensation plans not approved by security holders	—	—	—
Total	6,100,100		1,049,299
Additional information about the QLT Plan can be found in Note 14 — Share Capital (c) Stock Options (incorporated herein by reference) in QLT’s Annual Report on Form 10-K for the year ended December 31, 2010, which is available on QLT’s website at www.qltinc.com, SEDAR at www.sedar.com and EDGAR at www.sec.gov.
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
No current or former Directors, executive officers or employees of QLT or any subsidiaries thereof, or proposed nominees for election as a Director of QLT, are currently indebted to QLT or its subsidiaries other than routine indebtedness (as defined under Canadian securities rules) of certain employees.
REPORT OF THE AUDIT AND RISK COMMITTEE
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.
The Audit and Risk Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2010 with the management of QLT and Deloitte & Touche LLP, our independent accountants. Each member of the Audit and Risk Committee is “independent” as defined by the rules of NASDAQ.
The Audit and Risk Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Audit and Risk Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the Independence Standards Board Standard No. 1 regarding their independence, and has discussed with

Deloitte & Touche LLP their independence relative to us, including whether the provision of their services is compatible with maintaining Deloitte & Touche LLP’s independence.
Based on the review and discussions referred to above, the Audit and Risk Committee recommended to QLT’s Board that the audited consolidated financial statements for the year ended December 31, 2010 be included in QLT’s Annual Report on Form 10-K for fiscal 2010 filed with the SEC.
AUDIT AND RISK COMMITTEE
Kathryn E. Falberg, Chair
Peter A. Crossgrove
Joseph L. Turner
Audit Fees
The following table sets forth the aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the following services during fiscal 2010 and fiscal 2009.

Description of Service	2010(2)(US$)	2009(2)(US$)
Audit Fees(1)	$755,001	$735,898
Audit-Related Fees	—	—
Tax Fees (Tax compliance, tax advice and planning)	—	—
Total Fees	$755,001	$735,898

(1)	Audit Fees consist of fees for audit of QLT’s annual financial statements for the respective year, reviews of QLT’s quarterly financial statements, services provided in connection with statutory and regulatory filings and audit of the Company’s internal controls over financial reporting.

(2)	Where amounts shown were paid in Canadian funds, the amounts set out in the above table represent the US dollar equivalent of those payments converted using the following weighted average exchange rates: US$1.00 = CAD$1.0298 for 2010 and US$1.00 = CAD$1.1412 for 2009.
Pre-Approval Policies and Procedures
The charter of the Audit and Risk Committee provides that the Audit and Risk Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent auditors. The fees paid to the independent auditors that are shown in the chart above for 2010 were approved by the Audit and Risk Committee in accordance with the procedures described below.
The Audit and Risk Committee reviews and approves audit and non-audit services proposed to be provided by the independent auditors. The Audit and Risk Committee has delegated to the Chair, or an alternate member of the Audit and Risk Committee, the authority to grant pre-approvals if either deems it necessary or appropriate to consider a pre-approval request without approval and/or meeting of the full Audit and Risk Committee. Pre-approvals by the Chair or alternate member are reviewed with the Audit and Risk Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit and Risk Committee or its delegate, a description of and the budget for the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Audit and Risk Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.
PROPOSAL NO. 2
APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS
Deloitte & Touche LLP, an independent registered public accounting firm, served as our independent auditors for the year ended December 31, 2010. Upon the unanimous recommendation of the Audit and Risk Committee, the Board has proposed that Deloitte & Touche LLP continue to serve as our independent auditors for fiscal 2011 at a remuneration to be fixed by the Audit and Risk Committee. Our shareholders are being asked to approve this proposal at the Annual Meeting. QLT has been advised that a representative of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.
Vote Required and Board of Directors’ Recommendation
The affirmative vote of a simple majority of the common shares voted at the Annual Meeting will be required for approval of this proposal. If the proposal is not approved, the BCA provides that the current auditors, Deloitte & Touche LLP, will continue to act for QLT until such time as the shareholders approve alternate auditors.
Our Board of Directors recommends that our shareholders vote “FOR” the proposal to approve the appointment of Deloitte & Touche LLP as our independent auditors for fiscal 2011 at a remuneration to be fixed by the Audit and Risk Committee.
PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS
(“SAY-ON-PAY VOTE”)
Background
The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
Summary
Pursuant to Section 14A of the Securities Exchange Act, we are asking our shareholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, Chief Financial Officer and our other three highest paid executive officers (including a former executive officer), as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. The following is a summary of some of the key points of our executive compensation program. We urge you to review the “Compensation Discussion and Analysis” section of this Proxy Statement and executive-related compensation tables for more information.
     We emphasize pay-for-performance and tie a significant amount of our named executive officers’ pay to our performance. Consistent with our performance-based compensation philosophy, we reserve the largest portion of potential compensation for performance- and equity-based programs. Our performance-based bonus program rewards short-term performance; while our equity awards, in the form of stock options, coupled with our stock ownership guidelines, reward long-term performance and align the interests of management with those of our shareholders. The performance goals under our bonus program focus on increasing our revenues and maintaining a significant research and development reinvestment rate to fuel our long-term growth.
     We believe that our compensation programs are strongly aligned with the long-term interests of our shareholders. We believe that equity awards coupled with our stock ownership guidelines serve to align the interests of our executives with those of our long-term shareholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program. In 2010, equity awards, solely in the form of stock options, represented approximately 40% of our named executive officers’ aggregate cash and equity compensation. Stock options more closely align the long-term interests of our executives with those of our shareholders because the recipient will only realize a return on the option if our stock price increases over the life of the option. In addition, awards of stock options align with our growth strategy and provide significant leverage if our growth objectives are achieved, while placing a significant portion of compensation at risk if our objectives are not achieved.
     We provide competitive pay opportunities that reflect best practices. The Executive Compensation Committee of our Board consistently reviews our executive compensation program to ensure that it not only provides competitive pay opportunities, but also reflects best practices. We use as reference points the 50th and 75th percentiles of our comparator group for our base salary determinations and the 75th percentile of our comparator group for our annual target cash compensation determinations. Our equity compensation is granted at the discretion of the Executive Compensation Committee and Board, having regard to, among other things, the competitive benchmarking of the value of grants. This positioning places greater emphasis on long-term risk-based pay, alignment with shareholder interests and long-term retention.
     We are committed to having strong governance standards with respect to our compensation program, procedures and practices. As part of its commitment to strong corporate governance and best practices, our Executive Compensation Committee has retained an independent compensation consultant and has incorporated compensation analytical tools such as market data, compensation history for each executive and walk-away analysis as part of its annual executive compensation review. In addition, our Executive Compensation Committee has implemented stock ownership guidelines, equity compensation grant procedures and an annual process to assess the risks related to our company-wide compensation programs.
Board of Directors’ Recommendation
Our Board of Directors believes that the information provided above and within the “Compensation Discussion and Analysis” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests and support long-term value creation.
The following resolution will be submitted for a shareholder vote at the Annual Meeting:

RESOLVED, that the shareholders of QLT Inc. approve, on an advisory basis, the compensation of QLT’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement.
The say-on-pay vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or our Board of Directors.
Our Board of Directors recommends that our shareholders vote “FOR” the proposal to approve the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.
PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(“FREQUENCY VOTE”)
Background
The Dodd-Frank Act also enables our shareholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. We are seeking an advisory, non-binding determination from our shareholders as to the frequency with which shareholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing shareholders the option of selecting a frequency of one, two or three years, or withholding their vote. For the reasons described below, we recommend that our shareholders select a frequency of three years.
•	A triennial approach provides regular input by shareholders, while allowing shareholders to better judge our compensation programs in relation to our long-term performance. This benefits our institutional and other shareholders, who have historically held on to our shares over the long-term.

•	Our executive compensation programs are designed to operate over the long-term and are designed to support long-term value creation. Equity awards, solely in the form of stock options, have historically represented a significant portion of our executives’ compensation. Stock options provide significant leverage if our long-term growth objectives are achieved, while placing a significant portion of compensation at risk if our long-term objectives are not achieved.

•	A triennial vote will provide our Executive Compensation Committee and our Board of Directors sufficient time to thoughtfully evaluate the results of the most recent advisory vote on executive compensation, discuss the implications of the vote with our shareholders and develop and implement any changes to our executive compensation programs that may be appropriate in light of the vote. A triennial vote will also allow for these changes to our executive compensation programs to be in place long enough for shareholders to see and evaluate the effectiveness of these changes.

•	The composition and level of compensation paid to executives in the market evolves over multiple years. A triennial approach will allow us to review evolving practices in the market to ensure our compensation programs reflect best practices.

•	We have in the past been, and will in the future continue to be, engaged with our shareholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our shareholders to communicate with us regarding their views on our executive compensation programs.

Board of Directors’ Recommendation
The following resolution will be submitted for a shareholder vote at the Annual Meeting:
RESOLVED, that an advisory shareholder vote to approve the compensation paid to QLT Inc.’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, be submitted to QLT’s shareholders every: (i) one year, (ii) two years, or (iii) three years; with such frequency that receives the highest number of votes cast being the preferred advisory vote of shareholders.
This vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or our Board of Directors. Shareholders are not being asked to approve or disapprove of the Board of Directors’ recommendation, but rather to indicate their own choice as among the frequency options.
Our Board of Directors recommends that you vote for every “THREE YEARS” as the frequency for an advisory vote on executive compensation.
INTEREST OF CERTAIN PERSONS IN MATERIAL TRANSACTIONS
Unless otherwise disclosed in this Proxy Statement, none of the Directors, director nominees, executive officers or any beneficial owner of more than 5% of the outstanding common shares of QLT or any associate or affiliate of such person, had any material interest, direct or indirect, in any transaction or proceeding during the past fiscal year or in any proposed transaction or pending proceeding which has materially affected or will materially affect QLT. In the event that a Director is determined to have any material interest, direct or indirect, in any transaction or proceeding or in any proposed transaction or pending proceeding of QLT, only those Directors not having a material interest would be permitted to consider and evaluate any such transaction or agreements relating to that transaction, or any actions to be undertaken by QLT relating to such proceeding.
QLT has entered into indemnity agreements with our Directors, our President and Chief Executive Officer and all other officers which provide, among other things, that, subject to any requirements that may exist under the BCA or the Articles of QLT, QLT will indemnify such officer or Director, under the circumstances and to the extent specified, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a Director or officer of QLT.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
AND ADDITIONAL INFORMATION
A copy of our 2010 Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is being mailed to all registered and beneficial shareholders of QLT along with this Proxy Statement. The Audited Consolidated Financial Statements of QLT for its most recently completed fiscal year ended December 31, 2010, together with the Auditors’ Report thereon, which are included in our Annual Report for Canadian regulatory purposes, will be presented at the Annual Meeting. Copies of the Audited Consolidated Financial Statements, including management discussion and analysis, are available from our website at www.qltinc.com or upon request directly to QLT to the attention of “QLT Investor Relations,” 887 Great Northern Way, Suite 101, Vancouver, British Columbia, Canada, V5T 4T5 (Phone: 604-707-7000; Fax: 604-707-7001; e-mail: ir@qltinc.com).
Additional information relating to QLT has been filed and is available on SEDAR and EDGAR at www.sedar.com and www.sec.gov.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors and beneficial owners of more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such executive officers, Directors and 10% beneficial owners are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.
To our knowledge, based solely on our review of the copies of such reports received by us or written representations from certain reporting persons that no Form 5s were required for such persons, we believe that during fiscal 2010 all Section 16(a) filing requirements applicable to our executive officers, Directors and 10% beneficial owners were complied with.
To the knowledge of QLT’s executive officers and the Directors, the only persons or companies that beneficially own, control or direct, directly or indirectly, 10% or more of QLT’s common shares are NB Public Equity K/S which, as evidenced by public filings, own 7,727,613 common shares, representing approximately 15.2% of the issued and outstanding common shares and Axial Capital Management, LLC which, as evidenced by public filings, own 6,865,036 common shares, representing approximately 13.5% of the issued and outstanding common shares.
OTHER BUSINESS
The Board is not aware of any other matter that will be presented at the Annual Meeting. If other matters properly come before the Annual Meeting, both the President and Chairman of the Board intend to vote the common shares represented by proxy for which either of them is appointed in accordance with their best judgment on such matters.
The contents and the sending of this Proxy Statement were approved by the Board of Directors on April 12, 2011.
DATED at Vancouver, British Columbia, this 15th day of April, 2011.
BY ORDER OF THE BOARD OF DIRECTORS
Robert L. Butchofsky
President and Chief Executive Officer

9th Floor, 100 University Avenue
Toronto, Ontario M5J 2Y1
www.computershare.com
Security Class
Holder Account Number
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Form of Proxy - Annual Meeting to be held on May 26, 2011

This Form of Proxy is solicited by and on behalf of Management of QLT Inc. for use at the Annual Meeting on May 26, 2011 or any adjournment or postponement of the Annual Meeting.
Notes to proxy
1.	Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.	If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.	This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.	The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6.	The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.	This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.

8.	This proxy should be read in conjunction with the accompanying documentation provided by Management.
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Proxies submitted must be received by 10:00 am, (Pacific Time), / 1:00 pm (Eastern Time) on Tuesday, May 24, 2011. The Chairman of the Annual Meeting may determine, in his sole discretion to accept or reject an Instrument of Proxy that is delivered in person to the Chairman at the Annual Meeting as to any matter in respect of which a vote has not already been cast.
VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone.	• Go to the following web site: www.investorvote.com	• Complete, sign and date the reverse hereof.
1-866-732-VOTE (8683) Toll Free		• Forward it by fax to 1-866-249-7775 for calls within Canada and the U.S. There is NO CHARGE for this call.

• Forward it by fax to 416-263-9524 for calls outside Canada and the U.S.
If you vote by telephone or the Internet, DO NOT mail back this proxy.
Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.
Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the three voting methods outlined above to vote this proxy.
To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.
CONTROL NUMBER
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Appointment of Proxyholder

The undersigned shareholder (“Registered Shareholder”) of QLT Inc. hereby appoints: Mr. Robert Butchofsky, the President and Chief Executive Officer of the Corporation, or failing him, Mr. C. Boyd Clarke, the Chairman of the Board of Directors of the Corporation,
	OR	Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following directions (or if no directions have been given, “FOR” items 1, 2 and 3 and in favour of “3 YEARS” for item 4) and in their discretion on all other matters that may properly come before the Annual Meeting of shareholders of QLT Inc. to be held at 887 Great Northern Way, Vancouver, British Columbia, on Thursday, May 26, 2011 at 10:00 AM (Pacific Time) and at any adjournment or postponement thereof.
VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Election of Directors
	For	Withhold		For	Withhold		For	Withhold

01. Butchofsky, Robert L.	☐	☐	02. Carter, Bruce L.A.	☐	☐	03. Clarke, C. Boyd	☐	☐

04. Crossgrove, Peter A.	☐	☐	05. Falberg, Kathryn E.	☐	☐	06. Massey, Ian J.	☐	☐

07. Turner, Joseph L.	☐	☐	08. Wood, L. Jack	☐	☐
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		For	Withhold

2. Appointment of Auditors		☐	☐
To approve the appointment of Deloitte & Touche LLP as independent auditors of the Corporation for the ensuing year and to authorize the Directors to fix the remuneration to be paid to the auditors.

	For	Against	Withhold

3. Advisory Vote on the Compensation of the Named Executive Officers
To approve, on an advisory basis, the compensation of the Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Corporation’s Proxy Statement dated April 15, 2011.
	☐	☐	☐

3 Years	2 Years	1 Year	Withhold

4. Advisory Vote on the Frequency of an Advisory Vote on the Compensation of the Named Executive Officers – Advisory vote on the frequency of which the shareholder advisory vote on the compensation of the Corporation’s named executive officers be submitted to the Corporation’s shareholders every: (i) one year, (ii) two years, or (iii) three years; with such frequency that receives the highest number of votes cast being the preferred advisory vote of the shareholders.
☐	☐	☐	☐
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Authorized Signature(s) – This section must be completed for your instructions to be executed.	Signature(s)	Date
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.
DD / MM / YY

Interim Financial Statements – Mark this box if you would like to receive Interim Financial Statements and accompanying Management’s Discussion and Analysis by mail.	☐	Annual Financial Statements – Mark this box if you would like to receive the Annual Financial Statements and accompanying Management’s Discussion and Analysis by mail.	☐
If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

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